Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-178954

 63,891,287 Shares of Common Stock

IceWEB, Inc.

Common Stock

This prospectus relates to the periodic offers and sales by the selling stockholders identified in this prospectus of up to 63,891,287 shares of our common stock, including up to 15,744,853 shares issuable upon the conversion of $2,012,500 principal amount senior convertible notes and up to 48,146,434 shares issuable upon the exercise of common stock purchase warrants held by such selling stockholders.  The notes and warrants described above were issued in our private placement financing on November 23, 2011. Even though we are registering the above underlying shares for resale, there is no assurance that any of these shares will become issued and outstanding, nor is there any assurance that any of the above shares will be sold by selling stockholders in reliance on this prospectus. We are registering the number of shares stated above pursuant to a registration rights agreement with the investors in our private placement financing. For a more detailed explanation of the reasons for this registration, please see “Terms of the Offering with the Selling Stockholders”.

The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if they are exercised for cash by the selling stockholders.

We will bear all costs relating to the registration of these shares of our common stock, other than any selling stockholder’s brokerage expenses, fees, or discounts. For a description of the plan of distribution of these shares, please see the “Plan of Distribution”.

Our common stock is quoted on the OTC Bulletin Board under the symbol “IWEB”. The last reported sale price of our common stock as reported by the OTC Bulletin Board on January 5, 2012, was $0.13 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 8, 2012

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus, any supplement and the documents we have incorporated by reference.  We have not authorized anyone to provide information that is different from that contained in this prospectus.  The information contained in this prospectus, any supplement and any document incorporated by reference is accurate only as of the date of such document, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider in making your investment decision. You should read the following summary together with the entire prospectus, including the more detailed information regarding us, the common stock being sold in this offering and our financial statements and the related notes appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus before deciding to invest in our common stock. Some of the statements in this prospectus constitute forward-looking statements. See “Forward-Looking Statements.”

Except where the context otherwise requires or where otherwise indicated, the terms “IceWEB,” “we,” “us,” “our,” “our company” and “our business” refer IceWEB, Inc. and its consolidated subsidiaries as a combined entity. Certain differences in the numbers in the tables and text throughout this prospectus may exist due to rounding.

The fiscal year ends on September 30. References to fiscal 2011, for example, refer to the fiscal year ending September 30, 2011.

About Us

Headquartered just outside of Washington, D.C., we manufacture and market unified data storage, purpose built appliances, network and cloud attached storage solutions and deliver on-line cloud computing application services. Our customer base includes U.S. government agencies, enterprise companies, and small to medium sized businesses (SMB).

Our principal executive offices are located at 22900 Shaw Road, Suite 111, Sterling, VA  20166 and our telephone number at that office is (571) 287-2400. Our fiscal year end is September 30.

SUMMARY OF THE OFFERING

This prospectus covers the resale of a total of 63,891,287 shares of our common stock by the selling security holders which includes up to 15,744,853 shares that are issuable upon the conversion of our $2,012,500 principal amount senior convertible notes and up to 48,146,434 shares that are issuable upon the exercise of warrants with an exercise price of $0.17 per share.  Selling security holders may resell their shares from time-to-time, including through broker-dealers, at prevailing market prices. We will not receive any proceeds from the resale of our shares by the selling security holders. To the extent the warrants are exercised on a cash basis, we will receive the exercise price of the warrants. We will pay all of the fees and expenses associated with registration of the shares covered by this prospectus.

Common Stock Outstanding Prior to this Offering:	158,094,066 shares of common stock on January 6, 2012.

Common Stock Reserved:
An aggregate of 64,389,877 shares of our common stock, including 15,744,853 shares issuable upon the possible conversion of our senior convertible notes, 64,556,620 shares issuable upon the exercise of options and warrants with exercise prices ranging from $0.001 to $0.70 per share, and 626,667 shares issuable upon conversion of our Series B convertible preferred stock. The resale of 63,891,287 shares issuable upon the conversion of the senior convertible notes and the exercise of warrants held by the selling stockholders are covered by this prospectus.

Common Stock Outstanding After this Offering:
221,985,353 shares of common stock, assuming the issuance of 15,744,853 shares of our common stock issuable upon the conversion of the senior convertible notes, and the issuance of 48,146,434 shares of our common stock upon exercise of common stock purchase warrants held by the selling stockholders at an exercise price of $0.17 per share exercised on a cash basis, the resale of which is covered by this prospectus, but giving no effect to the possible exercise of the remaining outstanding warrants, outstanding options or Series B convertible preferred stock.

TERMS OF THE OFFERING WITH THE SELLING STOCKHOLDERS

On November 23, 2011, we entered into a Securities Purchase Agreement with three accredited investors pursuant to which we sold $2,012,500 in principal amount of senior convertible notes and issued the investors Series O, Series P and Series Q warrants to purchase up to an aggregate of 35,514,789 shares of our common stock for an aggregate purchase price of $1,750,000 in a private transaction exempt from registration under the Securities Act of 1933. We issued the senior convertible notes at an original issue discount of 13%.  We also entered into a Registration Rights Agreement with investors in which we agreed to register the shares underlying the senior convertible notes and the warrants.

We paid Rodman & Renshaw, LLC, a broker-dealer and member of FINRA who acted as the exclusive placement agent for us in the private placement, a cash commission of $155,000, issued it warrants to purchase an aggregate of 911,765 shares of our common stock with an exercise price of $0.17 per share which are identical to the Series O warrants, and reimbursed it for legal expenses of $20,000. We reimbursed Iroquois Master Fund Ltd., an investor in the private placement, $60,000 for its non-accountable expenses related to the investment. We are using the net proceeds from the private placement for general working capital.

Under the terms of the Securities Purchase Agreement, we agreed not to take certain actions, including:

•
we agreed not to file any registration statement, other than the registration statement of which this prospectus is part, or a registration statement on Form S-4 or S-8, until the first date on which the resale by the investors of all shares of common stock underlying the securities sold in the private placement are either covered by one or more effective registration statements or may be resold pursuant to Rule 144 under the Securities Act of 1933 without the need for current public information required by Rule 144 (the “Applicable Date”);

•
we agreed not conduct any other securities offerings until the 30th trading day after the Applicable Date, except for certain excluded securities, and while the senior convertible notes and warrants are outstanding, we agreed not to enter into any variable rate transactions;

•	we agreed to offer to the investors, until the first anniversary of the closing date, the opportunity to participate in any subsequent securities offerings by our company;
•
so long as the senior convertible notes or warrants are outstanding, we agreed not to issue any securities other than for cash or in connection with options which may be granted to our officers, directors and employees; and

•
we entered into an amendment with Sand Hill Finance, LLC for our factoring agreement to extend the maturity date of the agreement to at least 91 days after all obligations under the senior convertible notes have been satisfied, among other modifications.

Senior convertible notes

The senior convertible notes are senior unsecured indebtedness of our company, senior to all other indebtedness other than our obligations to Sand Hill Finance, LLC, with which it is pari passu, and guaranteed by our subsidiaries. The senior convertible notes do not bear any interest unless there has been an “event of default” as described below, at which time interest begins accruing at 18% per annum, compounded quarterly.  Monthly installment payments on the principal amount of the senior convertible notes begin on the earlier of six months from the issuance date of the notes or upon the effectiveness of the registration statement registering the shares of our common stock into which the senior convertible notes are convertible of which this prospectus is a part. Installment payments under the senior convertible notes may either be made in shares of our common stock or cash. We are not able to make the installment payments in shares of our common stock if there has been an “equity conditions failure” or “dollar failure.” Generally, under the terms of the senior convertible notes an “equity conditions failure” means that the shares of our common stock issuable for the installment payment are not covered by an effective registration statement or the issuance of the shares would cause the holder or its affiliates to be the beneficial owners of in excess of 4.9% of our outstanding common stock, together with certain other “equity conditions” as described in the senior convertible notes. A “dollar failure” means that the average of the aggregate trading volumes of our common stock for the 20 trading days preceding the installment date has not equaled or exceeded $25,000.  If we cannot make installment payment in shares of common stock because one of these conditions is not satisfied, we must make such payment in cash.  Unless previously converted into shares of our common stock, the senior convertible notes mature on May 23, 2013. Except as described below, we have no right to prepay any amounts due under the senior convertible notes.

The senior convertible notes are convertible at the option of the holders into shares of our common stock at an initial conversion price of $0.17 per share. The conversion price is subject to adjustment for stock splits, combinations or similar events. The conversion price is also subject to a “full ratchet” anti-dilution adjustment which, in the event that we issue or are deemed to have issued, certain securities at a price lower than the then applicable conversion price, immediately reduces the conversion price to equal the price at which we issued or were deemed to have issued our common stock. In addition, if we sell or issue any options or convertible securities that are convertible into or exchangeable or exercisable for shares of our common stock at a price which varies or may vary with the market price of the shares of common stock, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting customary anti-dilution provisions, the holder of a senior convertible note will have the right to substitute the variable price for the fixed conversion price upon conversion of all or part of the note. The senior convertible notes provide that no conversion may be made if, after giving effect to the conversion, the holder or any of its affiliates would be the beneficial owner as determined in accordance with the rules of the SEC of in excess of 4.9% of our outstanding shares of common stock.

Beginning at any time after the earlier of the 30th calendar day immediately following the date that the registration statement of which this prospectus is a part is declared effective by the SEC or the 210th day from the issuance date of the senior convertible notes, and upon at least 10 days but not more than 30 days prior notice to the holders, we have the right to redeem all amounts outstanding under the senior convertible notes in cash for an amount equal to 110% of the greater of the amount to be redeemed and the product of the conversion rate and the closing sale price of our common stock on the trading day immediately preceding the notice of redemption.

The senior convertible notes contain a variety of events of default which generally include the following events and which apply to these events by our subsidiaries as well, where applicable:

•	failure to pay any amounts due under the senior convertible notes when due;
•	an occurrence of default under other of our obligations or our bankruptcy, insolvency, reorganization or liquidation;
•	a judgment against us in excess of $25,000 or if we should fail to pay when due any indebtedness due any other creditor in excess of $10,000;
•
if we should fail to file the registration statement of which this prospectus is a part with the SEC by January 10, 2012, or if the registration statement is not declared effective by the SEC on or before 90 calendar days from the closing date, or 120 calendar days if the registration statement is reviewed by the SEC, with a 10 day grace period, or if after the registration statement is declared effective by the SEC, the effectiveness lapses for more than five consecutive days or more than 10 days in any 365-day period;

•
the occurrence of a “material adverse effect” as described in the Securities Purchase Agreement which means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of our company or any subsidiary, either individually or taken as a whole, (ii) the transactions contemplated by the private placement documents, or (iii) the authority or ability of our company or any of our subsidiaries to perform any of their respective obligations under any of the private placement documents;

•	the failure to issue shares upon conversion of a senior convertible note or exercise of a warrant for more than five trading days after the relevant conversion date or exercise date;
•	notification of our intention not to comply with a request for conversion or exercise; and
•
the failure to remove any restrictive legend on any certificate or any shares of common stock issued upon conversion or exercise required by the terms of Securities Purchase Agreement, unless otherwise prohibited by applicable federal securities laws, and such failure remains uncured for five days.

If there is an event of default, upon election of the holders of at least 20% of the outstanding principal amount of the senior convertible notes, we will be obligated to redeem all or any portion of the senior convertible notes, including all accrued and unpaid interest, in cash, at a price equal to the greater of:

•	110% of the amount being converted, depending on the nature of the default, and
•
the product of (a) the amount being converted multiplied by the closing bid price of our common stock on the trading date immediately before the date of redemption multiplied by (b) the highest closing sale price of our common stock during the period beginning on the date immediately preceding such event of default and ending on the trading day immediately prior to the trading day that the redemption price is paid by us.

We have agreed not to take certain actions while the senior convertible notes are outstanding, including:

•
incur other indebtedness which is due before 91 days from the payment in full of the senior convertible notes, except for certain permitted indebtedness, nor will we incur any liens, except for certain permitted liens,

•	accelerate the payment of any indebtedness,
•	pay any dividends or redeem any of our securities,
•	making cash expenditures in excess of $400,000 during any measuring period, as specified in the senior convertible notes,
•	change the nature of our business, or
•	issue any shares of our capital stock other than for cash or in connection with options which may be granted to our officers, directors and employees.

If we issue options, convertible securities, warrants or similar securities to holders of our common stock, the holders of the senior convertible notes shall have the right to acquire the same as if they had converted their senior convertible note into common stock.

Warrants

The exercise price of the warrants is $0.17 per share, subject to adjustment as described below. The Series O warrants and Series P warrants are each immediately exercisable. The Series Q warrants become exercisable at any time that any portion of the Series P warrants are exercised. The term of the Series O warrants is five years from the issue date, the term of the Series P warrants is one year from the Applicable Date, and the term of the Series Q warrants is five years from the Applicable Date. Other than the exercise periods, all three series of warrants are identical. The warrants are also exercisable on a cashless basis during the first six months the warrants are outstanding or at any time the registration statement covering the shares issuable upon the exercise of the warrants is not effective. The warrants are not exercisable if, after giving effect to the exercise, the holder or any of its affiliates would be the beneficial owner as determined in accordance with the rules of the SEC of in excess of 4.9% of our outstanding shares of common stock. If we issue options, convertible securities, warrants or similar securities to holders of our common stock, the warrant holders shall have the right to acquire the same as if they had exercised the warrants into common stock.

The exercise price is subject to adjustment for stock splits, combinations or similar events, and, in such event, the number of shares issuable upon the exercise of the warrants will also be adjusted such that the aggregate warrant exercise price shall be the same immediately before and immediately after such adjustment. In addition, the warrant exercise price is also subject to a “full ratchet” anti-dilution adjustment which, in the event that we issue or are deemed to have issued, certain securities at a price lower than the then applicable warrant exercise price, immediately reduces warrant exercise price to equal the price at which we issued or was deemed to have issued, our common stock.

If we sell or issue any options or convertible securities that are convertible into or exchangeable or exercisable for shares of our common stock at a price which varies or may vary with the market price of the shares of common stock, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting customary anti-dilution provisions, the holder of a warrant will have the right to substitute the variable price for the warrant exercise price upon exercise of all or part the warrant.

Registration Rights Agreement

We entered to a Registration Rights Agreement with the investors in the private placement that requires we file a registration statement with the SEC on or before January 10, 2012 for the resale by the investors of 133% of the maximum number of shares of our common stock issuable upon conversion of the senior convertible notes, and upon exercise of the warrants.  We refer to these shares as the registrable securities.  This prospectus is part of that registration statement. The initial registration statement must be declared effective by the SEC within 90 calendar days from the closing date, or 120 calendar days if the registration statement is reviewed by the SEC. We are prohibited from including any other securities in this registration statement.  We will be required to pay liquidated damages to the investors if:

•	the initial registration statement is not filed with the SEC on or before January 10, 2012, or
•	it is not declared effective by the SEC on or before 90 calendar days from the closing date, or 120 calendar days if the registration statement is reviewed by the SEC, or
•
other than during an allowable grace period, on any day after the effective date of a registration statement sales of all of the registrable securities required to be included on such registration statement cannot be made pursuant to such registration statement, or

•
if a registration statement is not effective for any reason or the prospectus contained therein is not available for use for any reason, or we are not in compliance with the current public information requirement of Rule 144(c) of the Securities Act of 1933, as a result of which any of the investors are unable to sell registrable securities without restriction under Rule 144.

Upon the occurrence of any of these events we are obligated to pay each investor an amount in cash equal to 1% of such investor’s original principal amount of senior convertible note on each such date and on every 30 day anniversary of each such date until these filing failures are cured. In the event we fail to make the payments in a timely manner in accordance with the foregoing, the payments shall bear interest at the rate of 1.5% per month, prorated for partial months, until paid in full.

We agreed to keep the registration statement effective until all registrable securities have been disposed of. We also agreed to pay all costs associated with the preparation and filing of this registration statement, and to reimburse Iroquois Master Fund Ltd. $10,000 for legal fees of its counsel incurred in connection with the registration statement. The Registration Rights Agreement contains customary indemnification provisions for all parties.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward- looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that such sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified such information.

SELECTED CONSOLIDATED FINANCIAL DATA

The following summary of our financial information for the fiscal years ended September 30, 2011 and 2010, which have been derived from, and should be read in conjunction with, our consolidated financial statements included elsewhere in this prospectus.

SELECTED INCOME STATEMENT DATA:

	Fiscal Year ended September 30,
	2011	2010
Net Revenues	$2,678,346	$3,353,286
Cost of sales	1,751,640	1,742,110
Operating Expenses:
Sales and marketing	975,282	1,690,684
Depreciation and amortization	545,890	662,003
Research and development	790,048	547,364
General and administrative	2,605,999	5,312,247
Loss on impairment of intangible assets	303,859	-
Total operating expenses	5,221,078	8,212,298
Loss from operation	(4,294,372)	(6,601,122)
Total other expense	(410,919)	(363,111)
Net loss	$(4,705,291)	$(6,964,233)

SELECTED BALANCE SHEET DATA:

	September 30,	September 30,
	2011	2010

Working Capital	$(1,713,336)	$(1,250,033)

Cash	4,120	540,156
Subscription receivable	1,171,520	-
Accounts receivable, net	1,182,060	1,466,483
Inventory	55,981	62,197
Total current assets	2,450,806	2,106,941
Property and equipment, net	252,835	418,873
Marketable Securities	115,200	524,800
Intangibles, net	-	546,952
Total assets	$2,832,161	$3,610,886

Accounts payable and accrued liabilities	2,186,691	1,648,252
Notes payable-current	1,972,544	1,649,140
Deferred revenue	4,904	59,582
Total liabilities	4,164,139	3,356,972
Accumulated deficit	(34,328,080)	(29,622,792)
Stockholders’ equity (deficit)	(1,331,978)	253,913

RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A SIGNIFICANT DEGREE OF RISK. YOU SHOULD NOT INVEST IN OUR COMMON STOCK UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

RISKS RELATED TO OUR COMPANY

WE HAVE AN ACCUMULATED DEFICIT AND WE ANTICIPATE CONTINUING LOSSES THAT WILL RESULT IN SIGNIFICANT LIQUIDITY AND CASH FLOW PROBLEMS ABSENT A MATERIAL INCREASE IN OUR REVENUES.

We have an accumulated deficit of approximately $34.3 million at September 30, 2011. For the years ended September 30, 2011 and 2010, we had a net loss of approximately $4.7 million and approximately $6.96 million, respectively. In fiscal 2011, cash used in operations was approximately $2.29 million and we had approximately $4,120 of cash on hand at September 30, 2011 and $1,171,520 in subscription receivable from the sale of our stock at September 30, 2011. The report of our independent registered public accounting firm on our consolidated financial statements for the fiscal year ended September 30, 2011 contains an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern as a result of our net losses and cash used in operations. We reported a decrease in our sales from continuing operations for fiscal 2011 as compared to fiscal 2010 of approximately 20.1% which is primarily related to a slowdown in sales due to the economic downturn and budget constraints within the Federal government during fiscal 2011. We cannot assure you that our sales will increase in future periods, nor can we assure you that they will not further decrease. As long as our cash flow from operations remains insufficient to fund our operations, we will continue depleting our cash and other financial resources, as well as issue additional equity to raise capital. Our failure to achieve profitable operations in future periods will adversely affect our ability to continue as a going concern. In this event, you could lose all of your investment in our company.

WE WILL NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. IF WE CANNOT RAISE ADDITIONAL CAPITAL AS NEEDED, OUR ABILITY TO EXECUTE OUR GROWTH STRATEGY AND FUND OUR ONGOING OPERATIONS WILL BE IN JEOPARDY.

Historically, our operations have been financed primarily through the issuance of equity and short-term loans. Capital is typically needed not only to fund our ongoing operations and to pay our existing obligations, but is also necessary if we wish to acquire additional assets or companies and for the effective integration, operation and expansion of these businesses. At September 30, 2011, we had a working capital deficit of approximately $1,713,000.  While subsequent to September 30, 2011 we received gross proceeds of $1.75 million from the sale of the senior convertible notes, under the terms of this private offering our ability to raise additional capital is limited.  Our future capital requirements, however, depend on a number of factors, including our ability to internally grow our sales, manage our business and control our expenses.  If we are unable to raise additional capital as may be necessary to fund our operations and satisfy our obligations as they become due, our ability to continue as a going concern will be in jeopardy.

OUR TARGET MARKETS ARE HIGHLY COMPETITIVE AND DOMINATED BY LARGER COMPANIES AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

The market for our products is highly competitive and we expect competition to intensify in the future. This competition could result in increased pricing pressure, reduced gross margins, increased sales and marketing expenses or our failure to increase, or our loss of, market share, any of which could seriously harm our business, operating results and financial condition.

Currently, we face competition from a number of established companies, including EMC Corporation, or EMC, Hewlett-Packard Company, or HP, Hitachi Limited, International Business Machines Corporation, or IBM, and Network Appliance, Inc., or NetApp. We also face competition from a large number of private companies and recent public company market entrants, such as Isilon Systems, Inc. Many of our current competitors have, and some of our potential competitors could have, longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we have. Potential customers may prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features.

NetApp is our primary competition in the high performance unified network storage system market. They have a significantly greater share of this market than we do. In addition, they are a substantially larger company with more resources than we have.

Our ability to compete effectively in our target markets depends on a number of factors, including:

•	our products’ scalability, performance, ease of use and cost effectiveness relative to that of our competitors’ products;
•	aggressive business tactics by our competitors, including selling at a discount or asserting intellectual property rights irrespective of the validity of the claims;
•	our success in utilizing new and proprietary technologies to offer products and features previously not available in the marketplace;
•	our success in identifying new markets, applications and technologies;
•	our ability to attract and retain value-added resellers and OEMs;
•	our name recognition and reputation;
•	our ability to recruit development engineers and sales and marketing personnel; and
•	our ability to protect our intellectual property.

We expect increased competition from other established and emerging companies, including companies such as networking infrastructure and storage management companies that provide complementary technology and functionality. Some of our competitors, including EMC, HP and NetApp, have made acquisitions of businesses that allow them to offer more directly competitive and comprehensive solutions than they had previously offered. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties. If so, new competitors or alliances that include our competitors may emerge that could acquire significant market share.

WE ARE SUBSTANTIALLY DEPENDENT ON CUSTOMERS IN A LIMITED NUMBER OF INDUSTRIES.  DOWNTURNS IMPACTING CERTAIN INDUSTRIES MAY RESULT IN REDUCED SALES FOR US.

Sales to five customers represented approximately 90% of total sales for fiscal 2011 and as of September 30, 2011 approximately 84% of our accounts receivable was due from one customer. Sales to eight customers represented approximately 89% of our revenues in fiscal 2010.  We do not have any long-term agreements with any of these customers and the loss of one or more of them would materially adversely impact our results of operations and cash flow in future periods.

IF WE ARE UNABLE TO CONTINUE TO DEVELOP AND INTRODUCE NEW PRODUCTS AND RESPOND TO TECHNOLOGICAL CHANGES, OUR REVENUE COULD BE REDUCED.

Our future growth depends on the successful development and introduction of new systems and software products. Due to the complexity of network storage systems, these products are subject to significant technical risks that may impact our ability to introduce these products successfully. Our new products also may not achieve market acceptance. In addition, our new products must respond to technological changes and evolving industry standards. If we are unable for technological or other reasons to develop and introduce new products in a timely manner in response to changing market conditions or customer requirements, or if these products do not achieve market acceptance, our revenue could be reduced.

IMPROVEMENTS IN ALTERNATIVE MEANS TO ACCELERATE STORAGE PERFORMANCE OR REDUCE STORAGE COSTS COULD HARM OUR BUSINESS AS THE DEMAND FOR OUR SYSTEMS MAY BE REDUCED.

Our products are designed to improve the performance of many applications, including applications that are based on Microsoft Corporation’s, or Microsoft, protocols. Accordingly, improvements to Microsoft application protocols to accelerate storage performance or reduce storage costs may reduce the need for our products, adversely affecting our business, operating results and financial condition. Improvement in other application protocols or in the Transmission Control Protocol could have a similar effect.

OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED BY UNCERTAIN ECONOMIC AND MARKET CONDITIONS.

We are subject to the effects of general global economic and market conditions. Challenging economic conditions worldwide or in certain geographic regions, such as the continuing fiscal challenges in the U.S. and Europe, have from time to time contributed to slowdowns in the computer, storage, and networking industries at large, as well as the information technology (IT) market, resulting in:

•	Reduced demand for our products as a result of constraints on IT-related spending by our customers;
•	Risk of supply constraints, particularly the recent flooding in Thailand;
•	Increased price competition for our products from competitors;
•	Deferment of purchases and orders by customers due to budgetary constraints or changes in current or planned utilization of our systems;
•	Higher overhead costs as a percentage of revenues;
•	Negative impacts from increased financial pressures on customers, distributors and resellers;
•	Negative impacts from increased financial pressures on key suppliers or contract manufacturers; and
•	Potential discontinuance of product lines or businesses and related asset impairments.

Any of the above-mentioned factors could have a material and adverse effect on our business and financial performance.

IF WE ARE UNABLE TO CONTINUE TO CREATE VALUABLE INNOVATIONS IN SOFTWARE AND HARDWARE, WE MAY NOT BE ABLE TO GENERATE ADDITIONAL HIGH-MARGIN REVENUE THAT WILL ENABLE US TO MAINTAIN OR INCREASE OUR GROSS MARGINS, WHICH COULD REDUCE OUR REVENUE.

Our industry has a history of declining network storage hardware prices as measured on a “dollar per gigabyte of storage capacity” basis. To maintain or increase our gross margins, we will need to continue to create valuable software that is included with our network storage systems and/or sold separately as a licensed software application. Any new feature or application that we develop or acquire may not be introduced in a timely or cost- effective manner and may not achieve the broad market acceptance necessary to help increase our overall gross margin. If we are unable to successfully develop or acquire and then market and sell additional software and hardware functionality, our revenue could be reduced.

OUR ABILITY TO SELL OUR PRODUCTS IS HIGHLY DEPENDENT ON THE QUALITY OF OUR SUPPORT SERVICES, AND ANY FAILURE TO OFFER HIGH-QUALITY SUPPORT SERVICES COULD REDUCE OUR PRODUCT SALES AND REVENUE.

After our products are deployed within our customers’ networks, our customers depend on our support services organization to resolve issues relating to our products and how they perform within our customer’s environment. High-quality support services are therefore critical for the successful marketing and sale of our products. If we do not succeed in helping our customers to quickly resolve post-deployment issues and provide ongoing support if our partners do not effectively assist our customers in deploying our products, it would adversely affect our ability to sell our products to existing customers and could harm our prospects with potential customers. In addition, as we expand our operations internationally, our support services organization will face additional challenges, which we expect to include those issues that are associated with delivering support, training and documentation in languages other than English. As a result, our failure to maintain high-quality support services could reduce our product sales and revenue.

OUR PRODUCTS ARE HIGHLY TECHNICAL AND MAY CONTAIN UNDETECTED SOFTWARE OR HARDWARE DEFECTS, WHICH COULD CAUSE DATA UNAVAILABILITY, LOSS OR CORRUPTION THAT MIGHT, IN TURN, RESULT IN LIABILITY TO OUR CUSTOMERS, HARM TO OUR REPUTATION AND A REDUCTION OF PRODUCT SALES AND REVENUE.

Our network storage products are highly technical and complex and are often used to store information critical to our customers’ business operations. Our products have contained and may contain undetected errors, defects or security vulnerabilities that could result in data unavailability, loss or corruption or other harm to our customers. Some errors in our products may only be discovered after they have been installed and used by customers. Any errors, defects or security vulnerabilities discovered in our products after commercial release, as well as any computer virus or human error on the part of our customer support or other personnel resulting in a customer’s data unavailability, loss or corruption could result in a loss of customers or increased support and warranty costs, any of which may adversely affect our business, operating results and financial condition. In addition, we could face claims for product liability, tort or breach of warranty, including claims relating to changes to our products made by our partners. Our contracts with customers contain provisions relating to warranty disclaimers and liability limitations, which may be difficult to enforce. Defending a lawsuit, regardless of its merit, could be costly and might divert management’s attention and adversely affect the market’s perception of us and our products. In addition, if our business liability insurance coverage proves inadequate for a claim, or future coverage is unavailable on acceptable terms or at all, our product sales and revenue could be reduced.

OUR FACTORING AGREEMENT WITH SAND HILL FINANCE, LLC CONTAINS CERTAIN TERMS WHICH MAY ADVERSELY AFFECT OUR ABILITY TO RAISE CAPITAL IN FUTURE PERIODS.

In December 2005 and as amended during fiscal 2006 and fiscal 2009, we entered into a Finance Agreement with Sand Hill Finance, LLC for a $2.75 million accounts receivable factoring line. Under the terms of this agreement we agreed not to take certain actions including undertaking a transaction which would result in a change of control of our company or the transfer of more than 20% of our securities and incurring any indebtedness other than trade credit in the ordinary course of business.  While Sand Hill Finance, LLC waived these restrictions in connection with the recent sale of the senior convertible notes, these restrictions may limit our ability to raise working capital as needed.

WE DO NOT HAVE A DISASTER RECOVERY PLAN AND WE DO NOT CARRY BUSINESS INTERRUPTION INSURANCE.

Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins and similar events. Our headquarters are physically located in Fairfax County, Virginia, a Washington, DC suburb, in close proximity to the US Capitol, White House, Pentagon, CIA, and numerous other agencies within the intelligence community. All these government installations are considered potential targets of any future terrorist attacks. We do not currently have a disaster recovery plan, nor do we carry business interruption insurance to compensate our company for losses that may occur. We are also vulnerable to computer viruses and/or physical disruptions, which could lead to interruptions, delays, loss of data or the inability to accept orders. The occurrence of any of the foregoing events could have a material adverse effect on our business, prospects, financial condition and results of operations.

OUR MANAGEMENT MAY BE UNABLE TO EFFECTIVELY INTEGRATE OUR ACQUISITIONS AND TO MANAGE OUR GROWTH AND WE MAY BE UNABLE TO FULLY REALIZE ANY ANTICIPATED BENEFITS OF THESE ACQUISITIONS.

Our business strategy includes growth through acquisition and internal development. We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies. Acquired companies’ histories, geographical locations, business models and business cultures can be different from ours in many respects. Our directors and senior management face a significant challenge in their efforts to integrate our businesses and the business of the acquired companies or assets, and to effectively manage our continued growth. There can be no assurance that our efforts to integrate the operations of any acquired assets or companies acquired in the future will be successful, that we can manage our growth or that the anticipated benefits of these proposed acquisitions will be fully realized. The dedication of management resources to these efforts may detract attention from our day-to-day business. There can be no assurance that there will not be substantial costs associated with these activities or of the success of our integration efforts, either of which could have a material adverse effect on our operating results.

WE HAVE NOT VOLUNTARILY IMPLEMENTED VARIOUS CORPORATE GOVERNANCE MEASURES, IN THE ABSENCE OF WHICH, STOCKHOLDERS MAY HAVE MORE LIMITED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors’ independence, audit committee oversight, and the adoption of a code of ethics. Because our stock is not listed on an exchange we are not required to adopt these corporate governance standards. While our board of directors has adopted a Code of Ethics and Business Conduct and our Board has established Audit and Compensation Committees, we have not adopted all of the corporate governance measures which we might otherwise have been required to adopt if our securities were listed on a national securities exchange. It is possible that if we were to adopt all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

THE EXERCISE OF WARRANTS AND OPTIONS AND THE CONVERSION OF SHARES OF OUR SERIES B CONVERTIBLE PREFERRED STOCK WILL BE DILUTIVE TO OUR EXISTING STOCKHOLDERS.

At January 6, 2012 we had outstanding:

•	158,094,066 shares of our common stock,
•	626,667 shares of Series B Convertible Preferred Stock owned by our Chief Executive Officer which is convertible into 626,667 shares of our common stock,
•	common stock purchase warrants to purchase a total of 47,955,488 shares of our common stock with exercise prices ranging from $0.15 to $0.50 per share, and
•
Stock options granted under our 2000 Management and Director Equity Incentive and Compensation Plan which are exercisable into 3,969,487 shares of our common stock with a weighted average exercise price of $0.375 per share.

CERTAIN OF OUR OUTSTANDING WARRANTS CONTAIN CASHLESS EXERCISE PROVISIONS WHICH MEANS WE WILL NOT RECEIVE ANY CASH PROCEEDS UPON THEIR EXERCISE.

In December 2005, we issued a seven year common stock purchase warrant to purchase 25,000 shares of our common stock with an exercise price of $1.00 per share in connection with our accounts receivable financing agreement with Sand Hill Finance, LLC.

These warrants were exercisable on a cashless basis which means that the holders, rather than paying the exercise price in cash, may surrender a number of warrants equal to the exercise price of the warrants being exercised. The utilization of this cashless exercise feature deprived us of additional capital which might otherwise be obtained if the warrants did not contain a cashless feature.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

Provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Delaware General Corporations Law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation’s disinterested stockholders.

In addition, our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors. We presently have outstanding 626,667 shares of Series B Convertible Preferred Stock. Our Board of Directors may, without stockholder approval, issue additional series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

OUR COMMON STOCK COULD BE REMOVED FROM QUOTATION ON THE OTCBB IF WE FAIL TO TIMELY FILE OUR ANNUAL OR QUARTERLY REPORTS. IF OUR COMMON STOCK WAS NO LONGER ELIGIBLE FOR QUOTATION ON THE OTCBB, THE LIQUIDITY OF OUR STOCK MAY BE FURTHER ADVERSELY IMPACTED.

Under the rules of the Securities and Exchange Commission we are required to file our quarterly reports within 45 days from the end of the fiscal quarter and our annual report within 90 days from the end of our fiscal year. Under rules adopted by the Financial Industry Regulatory Authority (FINRA) in 2005 which is informally known as the “Three Strikes Rule”, a FINRA member is prohibited from quoting securities of an OTCBB issuer such as our company if the issuer either fails to timely file these reports or is otherwise delinquent in the filing requirements three times in the prior two year period or if the issuer’s common stock has been removed from quotation on the OTCBB twice in that two year period. If we were to fail to file three reports on a timely basis our stock would be removed from quotation on the OTCBB and would in all likelihood then be quoted on the Pink Sheets Electronic Quotation Service. Pink Sheets offers a quotation service to companies that are unable to list their securities on the OTCBB or an exchange. The requirements for listing on the Pink Sheets are considerably lower and less regulated than those of the OTCBB an exchange. If our common stock were to be quoted on the Pink Sheets, it is possible that even fewer brokers or dealers would be interested in making a market in our common stock which would further adversely impact its liquidity.

THE APPLICATION OF THE “PENNY STOCK” RULES TO OUR COMMON STOCK COULD LIMIT THE TRADING AND LIQUIDITY OF OUR COMMON STOCK, ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND INCREASE STOCKHOLDER TRANSACTION COSTS TO SELL THOSE SHARES.

As long as the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities.

THE MARKET PRICE FOR OUR COMMON STOCK MAY BE PARTICULARLY VOLATILE GIVEN OUR STATUS AS A RELATIVELY UNKNOWN COMPANY WITH A LACK OF PROFITS, WHICH COULD LEAD TO WIDE FLUCTUATIONS IN OUR SHARE PRICE. THE PRICE AT WHICH STOCKHOLDERS PURCHASE SHARES OF OUR COMMON STOCK MAY NOT BE INDICATIVE OF THE PRICE OF OUR COMMON STOCK THAT WILL PREVAIL IN THE TRADING MARKET.

The market for our common stock has been characterized by significant price volatility when compared to seasoned issuers, and we expect that our stock price could continue to be more volatile than a seasoned issuer for the indefinite future. The potential volatility in our share price is attributable to a number of factors. First, there has been limited trading in our common stock. As a consequence of this lack of liquidity, any future trading of shares by our stockholders may disproportionately influence the price of those shares in either direction. Second, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors will be beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time or as to what effect that the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

In addition, the market price of our common stock could be subject to wide fluctuations in response to:

•	quarterly variations in our sales and operating expenses;
•	announcements of new products or services by us;
•	fluctuations in interest rates;
•	significant sales of our common stock;
•	the operating and stock price performance of other companies that investors may deem comparable to us; and
•	news reports relating to trends in our markets or general economic conditions.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol “IWEB”. The reported high and low sales prices for the common stock as reported on the OTC Bulletin Board are shown below for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

	High	Low
Fiscal 2010
First quarter ended December 31, 2009	$0.235	$0.07
Second quarter ended March 31, 2010	$0.23	$0.075
Third quarter ended June 30, 2010	$0.47	$0.135
Fourth quarter ended September 30, 2010	$0.30	$0.105

Fiscal 2011
First quarter ended December 31, 2010	$0.315	$0.155
Second quarter ended March 31, 2011	$0.285	$0.16
Third quarter ended June 30, 2011	$0.295	$0.171
Fourth quarter ended September, 30, 2011	$0.26	$0.135

Fiscal 2012
First quarter ended December 31, 2011	$0.195	$0.102

On January 5, 2012, the last sale price of our common stock as reported on the OTC Bulletin Board was $0.13.  As of January 6, 2012, there were approximately 4,275 record owners of our common stock.

DIVIDEND POLICY

We have never paid cash dividends on our common stock. Under Delaware law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Delaware statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If, however, the capital of our company, computed in accordance with the relevant Delaware statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits and dividends upon any shares of our capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

Transfer Agent

Our transfer agent is Olde Monmouth Stock Transfer, 200 Memorial Pkwy, Atlantic Highlands, NJ 07716. Its telephone number is (732) 872-2727.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the notes and exercise of the warrants to permit the resale of these shares of common stock by the holders of the notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with a selling securityholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act of 1933 and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $34,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act of 1933 in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act of 1933 that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

BUSINESS OF ICEWEB

Headquartered just outside of Washington, D.C., we manufacture and market Unified data storage, purpose built appliances, network and cloud attached storage solutions and deliver on-line cloud computing application services.

Our customer base includes U.S. government agencies, enterprise companies, and small to medium sized businesses (SMB).

Data Storage

A unified storage system simultaneously enables storage of file data and handles the block-based I/O (input/output) of enterprise applications.  We believe one advantage of unified storage is reduced hardware requirements. Instead of separate storage platforms, like NAS for file-based storage and a RAID (Redundant Array of Independent Disks) disk array for block-based storage, unified storage combines both modes in a single device. Alternatively, a single device could be deployed for either file or block storage as required.

In addition to lower capital expenditures for the enterprise, unified storage systems can also be simpler to manage than separate products.  The IceWEB Storage System offers one platform for file and block data of all kinds.  The IceWEB Storage System is an all-inclusive storage management system which includes de-duplication; unlimited snapshots; thin provisioning; local or remote, real-time or scheduled replication; capacity and utilization reporting, and integration with virtual server environments.  Unified storage systems enjoy the same level of reliability as dedicated file or block storage systems.

Distribution

We believe that Promark is one of the premier value added distributors (VAD) in the United States. Promark’s core technology focus is distributing data storage and electronic document imaging products and solutions through a two-tier distribution channel selling to VARs and system integrators. Promark leverages its direct relationships with technology partners including: LeftHand Networks, Kodak, QLogic, Data Domain, Panasonic, NEC, Overland Storage and many more to provide solutions that meet the most demanding needs of our customers.

We generate revenues from the manufacture and sale of high-performance unified data storage products, data storage appliances and servers, the sale of software services, and the distribution of data storage and electronic imaging products and solutions.  We believe that the key factors to our continued growth and profitability include the following:

•	Increasing the number of channel partners selling our products
•	Continued investment in product development and research efforts
•	Hiring additional qualified, technical employees, and
•	Increasing the number of new customers added.

GOING CONCERN

We have a history of losses and have incurred net losses of approximately $34.3 million since inception through September 30, 2011. Our current operations are not an adequate source of cash to fund future operations. The report of our independent registered public accounting firm on our consolidated financial statements for the years ended September 30, 2011 and 2010 contains an explanatory paragraph regarding our ability to continue as a going concern based upon our net losses. Our ability to continue as a going concern is dependent upon our ability to obtain the necessary financing to meet our obligations and repay our liabilities when they become due and to generate profitable operations in the future. We plan to continue to provide for our capital requirements through the sale of equity securities and debt, however, we have no firm commitments from any third party to provide this financing and we cannot assure you we will be successful in raising working capital as needed. There are no assurances that we will have sufficient funds to execute our business plan, pay our operating expenses and obligations as they become due or generate positive operating results.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of such statements requires us to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period and the reported amounts of assets and liabilities as of the date of the financial statements. Our estimates are based on historical experience and other assumptions that we consider to be appropriate in the circumstances. However, actual future results may vary from our estimates.

We believe that the following accounting policies are significantly affected by critical accounting estimates and that they are both highly important to the portrayal of our financial condition and results and require difficult management judgments and assumptions about matters that are inherently uncertain.  Note 2 of the accompanying consolidated financial statements describes the significant accounting policies used in the preparation of the consolidated financial statements. Certain of these significant accounting policies are considered to be critical accounting policies.

We believe the accounting policies described below are those that most frequently require us to make estimates and judgments and therefore are critical to the understanding of our results of operations.

Revenue Recognition, Reserves and Allowances

Revenue Recognition — We recognize revenue when:

•
Persuasive evidence of an arrangement exists: It is our customary practice to have a purchase order and/or contract prior to recognizing revenue on an arrangement from our end users, customers, value-added resellers, or distributors.

•
Delivery has occurred: Our product is physically delivered to our customers, generally with standard transfer terms such as FOB origin. We typically do not allow for restocking rights with any of our value-added resellers or distributors. Products shipped with acceptance criteria or return rights are not recognized as revenue until all criteria are achieved. If undelivered products or services exist that are essential to the functionality of the delivered product in an arrangement, delivery is not considered to have occurred.

•
The fee is fixed or determinable: Arrangements with payment terms extending beyond our standard terms, conditions and practices are not considered to be fixed or determinable. Revenue from such arrangements is recognized at the earlier of customer payment or when the fees become due and payable. We typically do not allow for price-protection rights with any of our value-added resellers or distributors.

•
Collection is reasonably assured: If there is considerable doubt surrounding the credit worthiness of a customer at the outset of an arrangement, the associated revenue is deferred and recognized upon cash receipt.

We maintain a separate allowance for doubtful accounts for estimated losses based on our assessment of the collectability of specific customer accounts and the aging of the accounts receivable. We analyze accounts receivable and historical bad debts, customer concentrations, customer solvency, current economic and geographic trends, and changes in customer payment terms and practices when evaluating the adequacy of our current and future allowance. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations to us, a specific allowance for bad debt is estimated and recorded, which reduces the recognized receivable to the estimated amount we believe will ultimately be collected. We monitor and analyze the accuracy of our allowance for doubtful accounts estimate by reviewing past collectability and adjusting it for future expectations to determine the adequacy of our current and future allowance.  If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventory Valuation

Inventories are stated at lower of cost or market, on an average cost basis. We perform an excess and obsolete analysis of our inventory based upon assumptions about future demand and market conditions.  We adjust the inventory value based on estimated excess and obsolete inventories.

Valuation of Intangibles

We periodically review the estimated remaining useful lives of our intangible assets. A reduction in the estimate of remaining useful life could result in accelerated amortization expense or a write-down in future periods. As such, any future write-downs of these assets would adversely affect our operating results.

Stock-Based Compensation

We account for stock-based compensation using the Black-Scholes option pricing model to estimate the fair value of each option grant on the date of grant. Our option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility, expected term, and forfeiture rate. Any changes in these highly subjective assumptions significantly impact stock-based compensation expense.

Fair Value Measurements and Impairments

All of our investments and nonmarketable securities are subject to periodic impairment review. Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. This determination requires significant judgment. For publicly traded investments, impairment is determined based upon the specific facts and circumstances present at the time, including factors such as current economic and market conditions, the credit rating of the security’s issuer, the length of time an investment’s fair value has been below our carrying value, and our ability and intent to hold investments to maturity or for a period of time sufficient to allow for any anticipated recovery in fair value. If an investment’s decline in fair value, caused by factors other than changes in interest rates, is deemed to be other-than-temporary, we reduce its carrying value to its estimated fair value, as determined based on quoted market prices, liquidation values or other metrics. For investments in publicly held companies, we recognize an impairment charge when the decline in the fair value of our investment is below its cost basis and is judged to be other-than-temporary. The ultimate value realized on these investments is subject to market price volatility until they are sold.

Pursuant to the accounting guidance for fair value measurement and its subsequent updates, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. The accounting guidance establishes a hierarchy for inputs used in measuring fair value that minimizes the use of unobservable inputs by requiring the use of observable market data when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on active market data. Unobservable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability based on the best information available in the circumstances.

The fair value hierarchy is broken down into the three input levels summarized below:

•
Level 1 — Valuations are based on quoted prices in active markets for identical assets or liabilities, and readily accessible by us at the reporting date. Examples of assets and liabilities utilizing Level 1 inputs are certain money market funds, U.S. Treasuries and trading securities with quoted prices on active markets.

•
Level 2 — Valuations based on inputs other than the quoted prices in active markets that are observable either directly or indirectly in active markets. Examples of assets and liabilities utilizing Level 2 inputs are U.S. government agency bonds, corporate bonds, commercial paper, certificates of deposit and over-the-counter derivatives.

•
Level 3 — Valuations based on unobservable inputs in which there is little or no market data, which require us to develop our own assumptions. Examples of assets and liabilities utilizing Level 3 inputs are cost method investments, auction rate securities (ARS) and the Primary Fund.

Results of Operations

The following table provides an overview of certain key factors of our results of operations for fiscal year 2011 as compared to fiscal year 2010:

	Fiscal Year ended September 30,		$	%
	2011	2010	Change	Change
Net Revenues	$2,678,346	$3,353,286	$(674,940)	(20.1)%
Cost of sales	1,751,640	1,742,110	9,530	0.5%
Operating Expenses:
Sales and marketing	975,282	1,690,684	715,402	42.3%
Depreciation and amortization	545,890	662,003	116,113	17.5%
Research and development	790,048	547,364	(242,684)	(44.3)%
General and administrative	2,605,999	5,312,247	2,706,249	50.9%
Loss on impairment of intangible assets	303,859	-	(303,859)	N/A
Total operating expenses	5,221,078	8,212,298	2,991,220	36.2%
Loss from operation	(4,294,372)	(6,601,122)	(2,306,750)	34.9%
Total other expense	(410,919)	(363,111)	47,808	(13.2)%
Net loss	$(4,705,291)	$(6,964,233)	$(2,258,942)	32.4%

Other Key Indicators:

	Fiscal	Fiscal
	2011	2010
Cost of sales as a percentage of revenues	65.40%	51.95%
Gross profit margin	34.60%	48.05%
General and administrative expenses as a percentage of revenues	97.30%	158.42%
Total operating expenses as a percentage of revenues	194.94%	244.90%

Sales

Our sales decreased approximately 20.1% in fiscal year 2011 from fiscal year 2010. Of our total net sales for fiscal 2011, approximately $2,520,535 is attributable to our sale of storage products, and approximately $157,811 is attributable to sales from our online products and services. Of our total net sales for fiscal 2010, approximately $3,152,346 is attributable to our sale of storage products, and approximately $200,940 is attributable to sales from our online products and services.

The decrease in fiscal 2011 net sales from fiscal 2010 is primarily due to the impact of economic uncertainty on our customers’ budgets and IT spending capacity. We anticipate revenues for fiscal 2012 will increase due to the introduction of new products and services, including sales of our Unified Network Storage Solutions and other data storage products.

Cost of Sales and Gross Profit

Our cost of sales consists primarily of products purchased to manufacture our storage products. For fiscal 2011, cost of sales was approximately 65% of sales, as compared to approximately 52% of sales, for fiscal 2010. The increase in costs of sales as a percentage of revenue and the corresponding decrease in our gross profit margin for fiscal 2011 as compared to fiscal 2010 was the result of an increased competition and the increase in the cost of certain components that go into our systems in fiscal 2011. We anticipate that our cost of sales as a percentage of revenue will return to the 50% to 55% range in fiscal 2012, as we introduce new higher margin products and solutions to augment our storage business.

Total Operating Expenses

Our total operating expenses decreased approximately 36.4% for fiscal 2011 as compared to fiscal 2010. The decrease is primarily due to decreased headcount in sales and marketing, and lower costs associated with launching our channel sales distribution model, offset by increased investment in research and development, and the loss on the impairment of intangible assets. The changes include:

•           Sales and Marketing. Sales and marketing expense includes salaries, commission, occupancy, telephone, travel, and entertainment expenses for direct sales personnel. For the fiscal year ended September 30, 2011, sales and marketing costs were $975,282 as compared to $1,690,684 for the fiscal year ended September 30, 2010, a decrease of $715,402 or approximately 42%. The decrease was due primarily to reduced sales and marketing headcount during the fiscal year ended September 30, 2011, as we established and relied upon a two-tier channel distribution model.

•           Depreciation and amortization expense. For fiscal 2011, depreciation and amortization expense decreased approximately 18% from fiscal 2010, as many of our assets became fully depreciated during the fiscal year.

Amortization expense is related to the customer relationships and manufacturing GSA schedule which are intangible assets that we generated through our acquisition of Inline Corporation. The GSA schedule is being amortized on a straight-line basis over three years. Amortization expense was $243,093 for fiscal 2011 and $243,090 for fiscal 2010.

•           Research and development expense. For fiscal 2011, research and development expenses increased approximately 44% from fiscal 2010. This increase is related to increased research and development efforts related to our storage products. We anticipate the spending on research and development in fiscal 2011 will be approximately $200,000 per quarter related to developing and enhancing our storage solutions and pursuing intellectual property patents when we believe it is warranted.

•           Loss on impairment of intangible assets. In fiscal 2011, management determined that the value of certain of our intangible assets had been impaired due to changes in our sales and marketing approach, and as a result we expensed the remaining unamortized balance of these assets, totaling $303,859.

•           General and administrative expense. For fiscal 2011, general and administrative expenses decreased approximately 51% from fiscal 2010. This decrease is primarily attributable to lower stock-based compensation, lower legal and professional fees, and lower bad debt expense, offset by higher investor relations expense. For fiscal 2011 and 2010, general and administrative expenses consisted of the following:

	Fiscal	Fiscal
	2011	2010
Occupancy	$50,208	$49,085
Consulting	87,238	133,784
Employee compensation	1,117,737	3,458,814
Professional fees	325,105	671,548
Internet/Phone	20,479	14,834
Travel/Entertainment	34,002	49,016
Investor Relations	676,915	358,780
Insurance	35,203	46,304
Other	259,112	530,082
	$2,605,999	$5,312,247

The principal changes in fiscal 2011 as compared to fiscal 2010 include:

•
For fiscal 2011, salaries and related taxes and benefits decreased $2,341,077, or approximately 68% from fiscal 2010. The decrease was primarily attributable to a decrease in stock based compensation, and expense recorded in accordance with ASC Topic 718, “Compensation – Stock Compensation (Formerly SFAS No. 123 (R), “Share-Based Payments”), for fiscal 2011 of $2,459,103, a decrease of 83%.

•	For fiscal 2011, occupancy expense increased approximately 2% from fiscal 2010.

•
For fiscal 2011, professional fees decreased $346,443, or approximately 52% from fiscal 2010. The decrease was primarily attributable to a decrease in legal fees incurred and the settlement of lawsuits against us in fiscal 2010 versus 2011.

•	For fiscal 2011, other expense decreased approximately 51% from fiscal 2010. The decrease is primarily due to a decrease in bad debt expense of $235,877, and a decrease in hosting fees of $23,022.

•
For fiscal 2011, consulting expense decreased by approximately 35% from fiscal 2010. The decrease was primarily due to non-recurring consulting fees related to our capital raising activities, and human resources recruiting fees incurred in 2010 but not in fiscal 2011.

•
For fiscal 2011, investor relations expense increased approximately 89% from fiscal 2010. The increase was attributable to an increase in general investor relations activity versus fiscal 2010. We expect that in fiscal 2012 our investor relations activity and related expense should decrease to fiscal 2010 levels.

•	For fiscal 2011, internet and telephone expense increased approximately 38%. The increase was attributable to non-recurring costs incurred during the fiscal year 2011.

•	For fiscal 2011, travel and entertainment expense decreased approximately 31%. The decrease was attributable to a decrease in general business, and travel-related investor relations activity.

•	For fiscal 2011, insurance expense decreased approximately 24% from fiscal 2010. The decrease was attributable to lower premiums paid for general business and directors and officer’s insurance.

LOSS FROM OPERATIONS

Our loss from operations decreased approximately 40% in fiscal year 2011 as compared to fiscal year 2010. This decrease is primarily the result of reduced headcount, offset by our increased research and development efforts, and our investment in our channel marketing sales programs.

TOTAL OTHER INCOME (EXPENSES)

For fiscal 2011, interest expense decreased approximately 25.7%. The decrease in interest expense is primarily attributable to lower average outstanding note balances during fiscal 2011.

NET LOSS

Our net loss was $4,705,291 for fiscal 2011 compared to $6,964,233 for fiscal 2010, a decrease of $2,258,942 or approximately 32%.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is the ability of a company to generate adequate amounts of cash to meet its needs for cash.

	September 30,	September 30,	$	%
	2011	2010	Change	Change

Working Capital	$(1,713,336)	$(1,250,033)	$(463,302)	(37.1)%

Cash	4,120	540,156	(536,036)	(99.2)%
Subscription receivable	1,171,520	-	1,171,520	N/A
Accounts receivable, net	1,182,060	1,466,483	(284,423)	(19.4)%
Inventory	55,981	62,197	(6,216)	(10.0)%
Total current assets	2,450,806	2,106,941	343,865	16.3%
Property and equipment, net	252,835	418,873	(166,038)	(39.6)%
Marketable Securities	115,200	524,800	(409,600)	(78.0)%
Intangibles, net	-	546,952	(546,952)	(100.0)%
Total assets	$2,832,161	$3,610,886	$(778,725)	(21.6)%

Accounts payable and accrued liabilities	2,186,691	1,648,252	538,439	32.7%
Notes payable-current	1,972,544	1,649,140	323,404	19.6%
Deferred revenue	4,904	59,582	(54,678)	(91.8)%
Total liabilities	4,164,139	3,356,972	807,167	24.0%
Accumulated deficit	(34,328,080)	(29,622,792)	(4,705,288)	15.9%
Stockholders’ deficit	(1,331,978)	253,913	(1,585,891)	(624.6)%

At September 30, 2011, we had a working capital deficit of $1,713,336 compared to a working capital deficit of $1,250,033 at September 30, 2010, an increase of $463,302. The increase in the deficit is primarily attributable to the increases in accounts payable and accrued expenses of $538,439, and the increase in our current notes payable of $323,404, offset by the decrease in accounts receivable of $284,423.  Also contributing was the decrease in inventory of $6,216 and the decrease in deferred revenue of $54,678.

Net cash used in operating activities was $2,285,893 for fiscal 2011 as compared to net cash used in operating activities of $4,128,415 for fiscal 2010, a decrease of $1,842,522. For fiscal 2011, our cash used in operations of $2,285,893 consisted of a net loss of $4,705,291 offset by non-cash items totaling $2,419,397 including items such as depreciation and amortization of $545,890, stock based compensation of $369,385, the amortization of deferred compensation of $131,680 and other non-cash items of $1,068,583. Additionally, during fiscal 2011 we had a decrease in operating liabilities and an increase in operating assets which incremented our net loss. This change in operating assets and liabilities primarily consisted of a decrease in accounts receivable of $284,423, and an increase in prepaid expenses of $982, offset by a decrease in net inventory of $6,216, an increase in accounts payable and accrued liabilities of $538,439 and a decrease in deferred revenue of $54,678.

For fiscal 2010, our cash used in operations of $4,128,415 consisted of a net loss of $6,964,233, offset by non-cash items totaling $2,835,818 including items such as depreciation and amortization of $662,003, stock based compensation of $867,365, the amortization of deferred compensation of $1,627,919, and other non-cash items of $938,282. Additionally, during fiscal 2010 we had a decrease in operating liabilities and an increase in operating assets which incremented our net loss. This change in operating assets and liabilities primarily consisted of an increase in accounts receivable of $1,104,934 attributable to an increase in annual sales, and an increase in prepaid expenses of $33,545,offset by a decrease in net inventory of $89,164, a decrease in accounts payable and accrued liabilities of $259,757 and an increase in deferred revenue of $49,321.

Net cash used in investing activities for fiscal 2011 was $136,759 as compared to net cash used in investing activities of $133,624 for fiscal 2010. During fiscal 2011 we used cash of $136,759 for property and equipment purchases.  During fiscal 2011 we used cash of $85,624 for property and equipment purchases, and $48,000 to invest in marketable securities.

Net cash provided by financing activities for fiscal 2011 was $1,886,617 as compared to $4,738,885 for fiscal 2010, a decrease of $2,852,268. The primary reason for the decrease was due to the proceeds from the sale of common stock of $2,380,630 in June 2010, and the exercise of common stock options of $2,591,626 in fiscal 2010 versus $1,275,102 in fiscal 2011. In addition we made payments on notes payable of $512,620, and borrowed $836,024 under our financing line.

At September 30, 2011 we had an accumulated deficit of $34,328,080 and the report from our independent registered public accounting firm on our audited financial statements at September 30, 2011 contained an explanatory paragraph regarding doubt as to our ability to continue as a going concern as a result of our net losses in operations. In spite of our sales, there is no assurance that we will be able to maintain or increase our sales in fiscal 2011 or that we will report net income in any future periods.

We do not have any working capital commitments nor do we not presently have any external sources of working capital. Historically, our sales have not been sufficient to fund our operations and we have relied on capital provided through the sale of equity securities, and various financing arrangements and loans from related parties. At September 30, 2011 we had cash on hand of $4,120 and subscription receivable of $1,171,520.  In addition to the cash necessary to fund our operating losses, research and development, marketing and general growth, we will need cash to satisfy certain obligations.  In fiscal 2006, we entered into a receivable factoring agreement with Sand Hill Finance, LLC under which we can sell certain accounts receivable to the lender on a full recourse basis at 80% of the face amount of the receivable up to an aggregate of $1.8 million. This financing agreement was amended in fiscal 2009 to increase the line amount to $2,750,000. As of September 30, 2011, we had $777,456 available under the line of credit facility.

Our working capital needs in future periods depend primarily on the rate at which we can increase our sales while controlling our expenses and decreasing the use of cash to fund operations. Additional capital may be needed to fund acquisitions of additional companies or assets, although we are not a party to any pending agreements at this time and, accordingly, cannot estimate the amount of capital which may be necessary, if any, for acquisitions.

As long as our cash flow from operations remains insufficient to completely fund operations, we will continue depleting our financial resources and seeking additional capital through equity and/or debt financing. Under the terms of the financing agreement with Sand Hill Finance, LLC we agreed not to incur any additional indebtedness other than trade credit in the ordinary course of business. These covenants may also limit our ability to raise capital in future periods. There can be no assurance that acceptable financing can be obtained on suitable terms, if at all. Our ability to continue our existing operations and to fund our working capital needs will suffer if we are unable to raise the additional funds on acceptable terms which will have the effect of adversely affecting our ongoing operations and limiting our ability to increase our sales and maintain profitable operations in the future. If we are unable to secure the necessary additional working capital as needed, we may be forced to curtail some or all of our operations.

Off Balance Sheet Arrangements.

None.

Accounting Pronouncements

In May 2011, the FASB issued authoritative guidance related to fair value measurements. The updated guidance results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between accounting principles generally accepted in the United States (U.S. GAAP) and International Financial Reporting Standards (IFRS). The updated guidance is effective for us for our second quarter of 2012. We do not expect the adoption of this pronouncement will have a material impact on our consolidated financial statements.

In June 2011, the FASB updated the disclosure requirements for comprehensive income. The updated guidance requires companies to disclose the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The updated guidance does not affect how earnings per share is calculated or presented. The updated guidance is effective for us for our fiscal year 2013. We do not expect the adoption of this pronouncement will have a material impact on our consolidated financial statements.

OUR BUSINESS

OVERVIEW

Headquartered just outside of Washington, D.C., we manufacture and market purpose-built appliances, network and cloud-attached storage solutions and deliver on-line cloud computing application services. Our customer base includes U.S. government agencies, enterprise companies, and small to medium sized businesses (SMB). We have three key product offerings:

•	Iceweb Unified Data Network Storage line of products
•	Purpose Built Network/Data Appliances
•	Cloud Computing Products/Services

Iceweb, the Iceweb logo and other trademarks or service marks of Iceweb are the property of Iceweb.

IceWEB Unified Data Storage line of products

IceWEB high performance Unified Data Storage solutions make it possible to operate and manage files and applications from a single device. File-based and block-based access data are consolidated in a single storage platform which supports Fibre Channel SAN, IP-based SAN (iSCSI), and NAS (network attached storage).

IceWEB’s unified storage system simultaneously enables storage of file data and handles the block-based I/O (input/output) of enterprise applications.  One advantage of unified storage is reduced hardware requirements. Instead of separate storage platforms, like NAS for file-based storage and a RAID disk array for block-based storage, unified storage combines both in a single device. Alternatively, a single device could be deployed for either file or block storage.

In addition to reduced capital expenditures for the enterprise, unified storage systems can also be simpler to manage than separate products since one IceWEB Storage System offers one platform for file and block data of all kinds. Whether it's Microsoft Exchange, SQL Server or Oracle databases, virtualized environments, scanned images, files, video, pictures, graphics, or voice data, IceWEB maximizes the efficiency of storage by centralizing all data on one platform secured with strong data protection capabilities.

The all-inclusive IceWEB Storage System includes de-duplication; unlimited snapshots; thin provisioning; local or remote, real-time or scheduled replication; capacity and utilization reporting, and integration with virtual server environments.  Unified storage systems enjoy the same level of reliability as dedicated file or block storage systems.

We believe our product offerings have broad appeal in the enterprise and federal marketplaces, and are used as core building blocks (enabling technologies) of business critical storage infrastructure for a diverse group of data intensive key vertical market segments such as geospatial information systems, entertainment, security and defense, higher education, Internet Service Providers, Managed Service Providers, Oil and Gas, and Health Care. Our innovative storage systems deliver levels of performance, scalability, versatility and simplicity that exceed existing network storage alternatives. Our Unified Network Storage offering is deployed as storage operating system software on our network attached storage (NAS), and storage area network (SAN) hardware products. This Unified Network Storage environment empowers companies to:

-	Quickly and easily deploy large complex data storage infrastructure environments
-	Reduce administrative costs for managing their storage by making complex technical tasks far more simple to accomplish
-	Reduce hardware and capital expenditure costs by more effectively using the storage within the system and repurposing older legacy hardware
-	Protect their business critical data by leveraging IceWEB’s built-in data replication features
-	Integrate with emerging server virtualization software (VMWare, Citrix Xen and Microsoft’s Hyper V) to better manage those solutions

IceWEB’s file management system replaces complex and performance-limited competitive products with high performance, scalable and easy to use systems capable of handling the most data-intensive applications and environments. We believe that our solution delivers three key benefits:

Performance - which equals or exceeds all competitive products
Management – which requires less expertise and provides ease of use for overburdened technical staffers
Cost – our solutions typically can be deployed costing far less than those of ours competitors while delivering feature-rich performance with comprehensive, yet easy-to-use management.

Competitive Landscape

IceWEB competes with other storage vendors such as Compellent Technologies, Inc., Isilon Systems, Inc., and HP LeftHand Networks. In addition, we find ourselves becoming an alternative in our customers’ eyes to purchasing additional equipment from large and expensive legacy storage providers such as EMC Corporation, IBM, Network Appliance and Hitachi Data Systems.

With the demand for data storage growing exponentially within all organizations, budgetary and common-sense decision making is creating a second tier storage marketplace where our IceWEB 3000/5000 products are perceived as compelling data storage solutions. Customers are recoiling from the high costs and fork-lift upgrades often required by the larger Tier 1 storage providers, who push expensive upgrades to satisfy to meet their billion$ revenue growth commitments. Instead, their customers are opting to deploy our products with their versatile and feature rich capabilities.  Because our storage capacity can sometimes be purchased two to three times more cheaply than the legacy alternatives, these customers are actually able to purchase ahead of their perceived data growth rate.

Purpose Built Network and Data Appliances

IceWEB has been building Purpose Built Network and Data Appliances for several years. Purpose Built Network and Data Appliances are devices which provide computing resources (processors and memory), data storage, and specific software for specific applications. The primary appliance products that IceWEB has built have historically been centered on a single large business partner, ESRI Corporation. IceWEB and ESRI have collaborated to create ultra-high performance IceWEB/ESRI GIS (Geographical Information Systems) systems that allow customers to access massive amounts of data with unprecedented speed. ESRI Corporation takes full responsibility for marketing to their customers and business partners, via their worldwide sales and consultancy organization.

In an effort to capitalize on what has been a successful model built within the Geographical Information System space with ESRI, IceWEB has expanded its marketing of appliance design, manufacturing and support capabilities to additional prospective partners. In October 2010 IceWEB, Spot Image (a large satellite GIS data provider based in France), and Google Corporation agreed that IceWEB would build an appliance to deliver GIS imagery from Spot Image satellite data, powered by Google Earth Enterprise. This Google Earth Engine appliance will be marketed worldwide through existing Spot Image and Google business partners. IceWEB has also recently introduced a Cloud Storage Appliance, a device which allows organizations and/or service providers to rapidly and easily deploy cloud based storage services to their constituents and customers. We are aggressively pursuing other Purpose-Built Appliance opportunities and anticipate that this strategy will begin to contribute significantly to our business ramping over the next six months. Our goal is that the Appliance business segment grows to contribute approximately 20% of overall business revenue by the end of Fiscal Year 2012. We expect to achieve this through our ongoing sales, marketing and research and development efforts, funded by operations.

Cloud Computing Products and Services

Cloud Computing Services

In December 2005, IceWEB launched IceMAIL TM a packaged software service that provides network –hosted groupware, email, calendaring and collaboration functionality. Customers are typically organizations wishing to use Microsoft Exchange and Outlook without having to procure, maintain and manage their own equipment and software.  Online services were subsequently expanded to include IcePORTAL TM which provides customers with a complete Intranet portal and IceSECURE TM a hosted email encryption service.

Originally such hosted services were referred to with the acronym ‘SaaS’, which stands for Software-as-a-Service. Such services, hosted across the internet are today commonly referred to as Cloud Computing.  The benefits of cloud computing are many. First, adoption of an application, infrastructure, or storage environment which is available on-demand, with no capital expenditures for the user company represents an attractive proposition from the financial perspective. Secondly, such models greatly reduce the need for highly paid internal technical staff, freeing critical resources to work on more core business related functions. Thirdly, the application software, hardware, and infrastructure needs of organizations are constantly growing and evolving – Cloud Computing allows ad-hoc allocation of resources, cost free software upgrades, and freedom from hardware/infrastructure obsolescence.

Cloud Storage Appliances (CSA)

IceWEB has focused our engineering and research and development efforts on crafting our products to perform as scalable ‘building blocks’ for those companies or service providers wishing to rapidly deploy high performance infrastructure to enable delivery of Cloud based services. In September 2009 IceWEB introduced a line of devices called “Cloud Storage Appliances” (CSA). A cloud storage appliance is a purpose built storage device configured for either branch office or central site deployment which allows the housing and delivery of customer data across not only their internal networking infrastructure, but also to make that data available to employees or business partners securely via the internet (often called the cloud). The CSA line has been built to address concerns within the enterprise marketplace which revolve around hesitation to entrust corporate data to third party providers such as Amazon S3, Mozy, Nirvanix, and others. The CSA line also addresses additional concerns about data access latency and performance.

By implementing our CSA devices, companies can gain all of the benefits of cloud computing, while mitigating vendor lock-in issues, and reducing the potential for security breaches.  High performance data transfers are maintained by back-hauling the data (and replicating it) from remote branch offices across existing wide area network links to the corporate IT infrastructure. An additional obvious benefit derived from the deployment of private or hybrid storage clouds on the CSA products is that companies do not have to pay per-megabyte or per-gigabyte transfer and storage fees to third party service companies.

Customers

Our products have been sold to customers in the U.S., Canada and Europe across a broad range of industries, including GIS; oil and gas; state, local and federal government; and healthcare. We believe that our customers have a high level of satisfaction with our products and services. During the year ended September 30, 2011 one customer accounted for 10% or more of our consolidated revenue.

Sales and Marketing Plans

We intend to sell of all of our products via full “channel-based” model. In a Channel Based sales model, companies with products or services build partnerships with Systems Integrators, other manufacturers, vertical companies (such as ESRI and Spot Image), and distributors and leverage the sales resources of those groups to drive sales of products/services. The value of a Channel Based sales model is twofold. First it allows IceWEB to grow total sales volume significantly while keeping sales staff (and hence SG&A) low. Rather than building a significant worldwide sales force of our own, this model allows us to build a small Channel Organization responsible for identification, training and support of partner organizations to ensure their success and productivity. The second value of the Channel Based model is that partners bring their own knowledge of key accounts and have relationships already in place – this compresses the sales cycle, increases the close ratio on new business, and funnels more sales into IceWEB products and services.

As of September 30, 2011 we have 61 value added resellers, including ESRI, Videobank, Google, Utilipath, LLC, Spot Image, James River Technical, Inc., and a distribution agreement with Promark Technology, Inc.

We continue to aggressively pursue partner agreements to increase our sales and market exposure and footprint. Such partner agreements typically take between three and six months to develop prior to materially increasing sales revenues.

Manufacturing

Manufacturing is conducted at company headquarters in Sterling, VA. Utilizing chassis from premium manufacturers such as AIC Corporation, Intel, SuperMicro, and others, all systems are built, burned-in, and tested at this facility by our in-house engineering and production staff. We manufacture data appliances, Modular Lightweight Portable enterprise servers (MLP), workgroup servers, data storage management platforms, as well as an array of database and customized appliances. We use best-of-breed, readily available, commercial off-the-shelf products sourced from various resellers and suppliers in our manufacturing process.

Competition

The market for IceWEB storage is highly competitive and likely to become even more competitive in the future. Established companies have historically dominated the storage market, including EMC, Network Appliance, Dell, Hewlett-Packard, Sun Microsystems, Hitachi Data Systems and IBM.

In addition, there is additional competition from smaller companies such as Compellent Technologies and Isilon. In the future, new competitors will emerge as well as increased competition, both domestically and internationally, from other established storage companies. The principal competitive market factors are:

•	Industry credibility
•	Product scalability, performance and reliability
•	Ease of installation and management
•	Software functionality
•	Total cost of ownership
•	Customer support
•	Market presence

IceWEB competes effectively across all of these factors. In particular, our product architecture provides significant competitive advantages in terms of performance, scalability, ease of management and low total cost of ownership. OEM partners provide us with a significant number of reference accounts which address credibility and helps marketing to new customers.

Many of the competitors have longer operating histories, better name recognition, larger customer bases and significantly greater financial, technical, sales and marketing resources than we have. Competitors may also be able to devote greater resources to the development, promotion, sale and support of their products. Competitors may also have more extensive customer bases and broader customer relationships than we do, including relationships with potential IceWEB customers.

Research and Development

Research and development expenses consist primarily of personnel-related expenses, costs of prototype equipment, costs of using contractors, allocated facility and IT overhead expenses and depreciation of equipment used in research and development activities. We expense research and development costs as incurred. We intend to continue to invest significantly in our research and development efforts, which we believe are essential to maintaining our competitive position. As a result, we expect research and development expenses to increase in absolute dollars, although we expect these expenses to decrease as a percentage of revenue.

Intellectual Property

Success in our technological markets depends, in part, upon our ability to obtain and maintain proprietary protection for its products, technology and know-how. This must be accomplished without infringing the proprietary rights of others and while simultaneously preventing others from infringing upon our proprietary rights.

IceWEB seeks to protect its proprietary positions by, among other methods, filing patent applications. Patent efforts are focused in the United States and, when justified by cost and strategic importance, we plan to file related foreign patent applications in jurisdictions such as the European Union and Japan. The company has retained an Intellectual Property Law firm and is in the process of preparing filings for two or more provisional patents (Cloud Storage Appliance and WISCSI technologies respectively).

Pending patent applications relate to various software development projects and to the rapid ingestion of massive amounts of video and other data and other network storage concepts.   It is unknown if any of the patent applications will issue as patents. The patent applications may be opposed, contested, circumvented, designed around by a third-party, or found to be invalid or unenforceable.

Copyright law, trademarks and trade secret agreements are also used to protect and maintain proprietary positions.  Our proprietary information is protected by internal and external controls, including contractual agreements with employees, end-users and channel partners. There is no assurance that these parties will abide by the terms of their agreements.

Trademarks are used on some of the IceWEB products and these distinctive marks may be an important factor in marketing the products. Inline® and Inline logo trademarks have been registered in the United States.

Our History

We were originally formed under the laws of the State of Delaware in February 1969. For many years, we were a wholesaler of custom one, two, three and four-color processed commercial printing, as well as disposable and durable office equipment including stock paper, fax paper, fax and copy machines, computers, file cabinets and safes. We conducted our business throughout the United States of America and Puerto Rico from our headquarters in New York.

In March 1999, we changed the focus of our business and closed a transaction by which we acquired 100% of the outstanding capital stock of North Orlando Sports Promotions, Inc., a privately held Florida corporation. From 1999 until July 2001, we operated a variety of Internet-related services; however, we were unable to generate positive cash flow from these Internet-related businesses.

In May 2001, we executed an Agreement and Plan of Reorganization and Stock Purchase Agreement with Disease S.I., Inc. Under the terms of the agreement, we acquired 100% of the issued and outstanding stock of Disease S.I., Inc. in exchange for 750,000 shares of our common stock. The transaction was accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies was recorded as a recapitalization of Disease S.I., Inc., pursuant to which Disease S.I., Inc. was treated as the continuing entity. Disease S.I., Inc. was a developmental stage biopharmaceutical clinical diagnostics company planning to employ a broad array of technologies to detect, identify and quantify substances in blood or other bodily fluids and tissues. It intended to derive revenues from patent sub-licensing fees, royalties from pharmaceutical sales, appropriate milestone payments and research and development contracts.

Following completion of the acquisition of Disease S.I., Inc., it became apparent to us that it would be in our best long-term interest that the Internet operations be conducted apart from the biopharmaceutical clinical diagnostics operations. On July 24, 2001, we sold a former officer and director 100% of our subsidiary North Orlando Sports Promotions, Inc., in exchange for the assumption of all liabilities related to North Orlando Sports Promotions, Inc. and its operations estimated at approximately $112,000, and which included the forgiveness of $91,500 in accrued compensation. Included in the sale along with the capital stock of North Orlando Sports Promotions, Inc. were fixed assets, rights to several domain names and various contractual rights and obligations.

On November 27, 2001, we acquired 9,050,833 shares of the common stock of Healthspan Sciences, Inc., a privately held California corporation in exchange for 5,000 shares of our common stock in a private transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of that act. This agreement was rescinded on March 21, 2002. Pursuant to the rescission, Healthspan Sciences, Inc. returned all 5,000 shares of our common stock issued in the exchange and we returned all 9,050,833 shares of Healthspan Sciences, Inc. which we had received.

On March 21, 2002, we executed an Agreement and Plan of Merger with IceWEB Communications, Inc., a Delaware corporation and its stockholders. Founded in 2000, IceWEB Communications, Inc. enabled interactive communications and education on the web. In June 2001, it had acquired the assets in bankruptcy of Learning Stream, Inc., a provider of streaming services. Pursuant to the agreement, each of the 22,720,500 shares of common stock of IceWEB Communications, Inc. issued and outstanding immediately prior to the merger were converted into the right to receive 0.13375 shares of our common stock, for an aggregate of 303,888 shares of common stock. Each of the warrants to purchase an aggregate of 680,125 shares of IceWEB Communications, Inc. common stock issued and outstanding immediately prior to the merger were converted into the right to receive one warrant to purchase 0.13375 shares of our common stock upon exercise of said warrant.

 In June 2003, we acquired 100% of the capital stock of Interlan Communications, Inc., a privately held corporation, in exchange for 25,000 shares of our common stock. In June 2003, we also acquired 100% of the capital stock of Seven Corporation in exchange for 37,500 shares of our common stock and cash consideration of $123,000. As described later in this section, we sold Seven Corporation in February 2007.

In October 2003, we acquired 19% of the capital stock of IceWEB 5000, Inc. of Virginia, together with substantially all of its assets including software licenses, source code, potential patents and trademarks for a combined stock and cash value of approximately $632,000 which included the issuance of 191,381 shares of our common stock and cash consideration of $65,500.

In May 2004, we acquired substantially all of the assets of DevElements, Inc. of Virginia, including software licenses, source code, potential patents and trademarks, cash, hardware, and equipment. As consideration for the purchase of the assets, we paid DevElements $100,000 and agreed to the assumption of liabilities up to an aggregate of $150,000. In exchange for the 19% interest in DevElements, we issued to the stockholders of DevElements 187,500 shares of our common stock and options to purchase 187,500 shares of common stock exercisable at a price of $27.20 per share and expiring May 13, 2009. We issued to the stockholders options to purchase 6,250 shares, which were contingently exercisable upon the satisfaction of certain performance criteria. The performance criteria, which required contracts, task orders and other work assignments involving billing of at least $840,000 during the six-month period ending November 13, 2004, was not met and the options were cancelled.

On October 18, 2004, we entered into a non-binding letter of intent to acquire 100% of the issued and outstanding stock of Plan Graphics, Inc. The transaction was subject to approval by the Plan Graphics, Inc. stockholders, and certain terms and conditions, including terms and conditions which are customary to this type of transaction. On April 29, 2005 the letter of intent expired without a definitive agreement having been executed or all conditions precedent to the closing having been completed.

In March 2006 we acquired PatriotNet, Inc., an Internet service provider, for total consideration of $290,000 of which $190,000 was paid in cash and $100,000 was paid through the issuance of 100,000 shares of our common stock. We granted Patriot Computer Group, Inc., the seller in the transaction, certain piggyback registration rights for the 100,000 shares of our common stock issued as partial consideration in the transaction. At the time of the acquisition, the purchase price exceeded the fair value of the assets acquired by $390,600 which we treated as goodwill for accounting purposes. From the date of acquisition through September 30, 2007 revenues from PatriotNet were approximately $316,000 and represented approximately 6% of our consolidated revenues. On December 1, 2006 we sold PatriotNet to Leros Online, Inc., a third party, for $150,000 in cash and the assumption of $60,000 in liabilities. At September 30, 2007 we recorded goodwill impairment of $180,000 related to this transaction.

On December 1, 2006 we sold 100% of the capital stock of our wholly-owned subsidiary, Integrated Power Solutions, Inc. to Mr. John Younts, our Vice President of Integrated Power Solutions and a key employee, for the assumption of approximately $180,000 in liabilities and the payment of $12,000 we owed him. For the fiscal year ended September 30, 2006, revenues for Integrated Power Solutions were approximately $457,000, or approximately, 9.5%, of our total sales.

On November 15, 2006, we acquired certain of the assets of True North Solutions related to its governmental customer business for $350,000 of which $250,000 was paid in cash and the balance was paid through the delivery of a $100,000 principal amount promissory note secured by collateral pledge of the assets, payable immediately upon accomplishment of the novation of the GSA Schedule. Under the terms of the agreement, we acquired the customers, forecast, contract renewals, and GSA schedule of True North Solutions. We permitted True North Solutions to use the purchased assets until December 31, 2006 pursuant to which we acted as the seller’s subcontractor until the novation of the GSA Schedule was complete. The novation of the GSA schedule was completed in March, 2008.

On February 16, 2007 we sold 100% of the outstanding stock of our subsidiary, The Seven Corporation of Virginia, Inc., to PC NET in exchange for the waiver of approximately $11,000 we owed PC NET. Under the terms of the agreement we may not engage in any staffing services businesses as The Seven Corporation had conducted for a period of at least two years. For the fiscal year ended September 30, 2006 revenues from The Seven Corporation were $360,000 or approximately 7.5%, of our total sales.

On December 22, 2007, we acquired 100% of the outstanding stock of Inline Corporation for $2,412,731 in cash, plus 503,356 shares of IceWEB common stock valued at $276,846, the fair market value on the date of acquisition. The acquisition was accounted for using the purchase method of accounting.

On March 30, 2009, we completed the sale of IceWEB Virginia, Inc., a wholly owned subsidiary, to ABC Networks, Inc., a privately held U.S. company. Pursuant to the terms of the transaction, ABC Networks, Inc. acquired 100% of the outstanding common stock of IceWEB, Virginia, Inc.

EMPLOYEES

At January 6, 2012, we had 14 full-time employees, including our executive officers.  None of our employees are covered by collective bargaining agreements, and we believe our relationships with our employees to be good.

LEGAL PROCEEDINGS

We were named as the defendant in a legal proceeding brought by Immixtechnology, Inc. in case number CL2009-1034 in the Fairfax County Circuit Court, Fairfax, Virginia. The plaintiff asserts that Iceweb failed to pay for certain computer components purchased from plaintiff.  The plaintiff received a Summary Judgment for $59,065.16 as of August 21, 2009.

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

PROPERTIES

In February 2009, we entered into a two year lease for approximately 6,978 square feet of office space in which our principal executive offices are located for annual base rental of approximately $74,400.  We are currently renting our office location on a month-to-month basis, but anticipate renewing our lease for an additional year.

MANAGEMENT

The following individuals serve as our executive officers and members of our Board of Directors:

Name	Age	Positions
John R. Signorello	45	Chairman and Chief Executive Officer
Mark B. Lucky	53	Chief Financial Officer
Harold F. Compton (1)(2)	64	Director
Raymond H. Pirtle (2)	68	Director
Jack Bush(1)	74	Director
Harry E. Soyster	74	Director

(1) Member of the Compensation Committee
(2) Member of the Audit Committee

John R. Signorello . Mr. Signorello has served as Chairman of the Board and CEO since March 2000. From 1991 until September 1997, Mr. Signorello served as the Chief Executive Officer of STMS -”Solutions That Make Sense” - a private technology company he founded that specialized in computer networks, systems integration and information technology. In 1996, STMS was ranked the 17th fastest growing technology company in America by The National Technology Council’s “The Fast Five Hundred”. In September 1997, they were acquired by Steelcloud (Nasdaq: SCLD), and Mr. Signorello remained as Vice President of Sales and Marketing until November 1998. Mr. Signorello is an accomplished musician, and serves as a principal in New York City Lights Entertainment. Mr. Signorello received a B.B.A. in Marketing from Radford University in 1989.

We believe that as a result of his years of managerial and operational experience, Mr. Signorello brings to the board of directors a demonstrated management ability at senior levels. In addition, his experience with a variety of technology companies brings valuable insight to his role as CEO and to our board of directors. These experiences, qualifications and attributes have led to our conclusion that Mr. Signorello should be serving as a member of our Board of Directors in light of our business and structure.

 Mark B. Lucky. Mark B. Lucky has served as our Chief Financial Officer since March 2007. Since October 30, 2010 he has also served as a member of the Board of Directors of VOIS Inc. (OTCBB: VOIS), an entity in which we purchased an interest as described elsewhere herein. He has over 20 years professional experience in high growth/start-up ventures and established companies with multi-industry experience including financial services, technology, software, real estate, biotech and entertainment and media. Prior to joining IceWEB, he consulted at Bearing Point on their financial restatement project. From 2004 to 2005 he was Vice President of Finance and Administration at Galt Associates, Inc., a Sterling, Virginia informatics/ technology and medical research services company and from 2001 to 2004 he was Vice President of Finance and Administration of MindShare Design, Inc., a San Francisco, California based internet technology company. While at both Galt Associates, Inc. and MindShare Design, Inc. Mr. Lucky was the senior financial officer for the Company, providing strategic and tactical analysis and managing day to day finance, accounting, cash management, reporting and human resource responsibilities. During his career Mr. Lucky has also been employed by Axys Pharmaceuticals, Inc., a NASDAQ-listed South San Francisco, California-based early stage drug discovery biotech company (acting CFO and Senior Director of Finance), PriceWaterhouseCoopers, LLC, COMPASS Management and Leasing, Inc. (Vice President - Finance 1997 to 1998), Mindscape, Inc. (Director of Financial Planning and Analysis 1995 to 1996), The Walt Disney Company (Manager, Operations Planning & Analysis, Manager of Corporate Planning 1991 to 1995), and KPMG. Mr. Lucky is a member of the Board of Directors of VOIS Inc. and HASCO Medical, Inc. Mr. Lucky is a CPA and received his B.A., Economics, from the University of California at Los Angeles.

 Harold F. Compton. Mr. Compton has been a member of our Board of Directors since May 2005. Mr. Compton has been a retailer for more than 30 years. Mr. Compton joined CompUSA Inc. in 1994 as Executive Vice President-Operations, becoming Executive Vice President and Chief Operating Officer in 1995, President of CompUSA Stores in 1996 and Chief Executive Officer of CompUSA Inc. in 2000, a position he held until his retirement in 2004. Prior to joining CompUSA, Inc., from 1993 until 1994 he served as President and COO of Central Electric Inc., Executive Vice President Operations and Human Resources, and Director of Stores for HomeBase (1989 to 1993), Senior Vice President Operations and Director of Stores for Roses Discount Department Stores (1986 to 1989), and held various management positions including Store Manager, District Manager, Regional Vice President and Zone Vice President for Zayre Corporation from 1965 to 1986. Since 1998 Mr. Compton was a member of the Board of Directors of Linens `N Things, Inc., is currently a member of the Board of Directors of Maidenform Brands, Inc. and is a member of its Compensation Committee and Corporate Governance and Nominating Committee of the Board of Directors of that company. Mr. Compton also serves as Chairman of the Board of HASCO Medical, Inc.

We believe that as a result of his years of managerial and operational experience, Mr. Compton brings to the board of directors demonstrated management ability at senior levels. In addition, his experience as a director of a variety of companies, and his more than 30 years of experience as a retailer brings valuable insight to our board of directors. These experiences, qualifications and attributes have led to our conclusion that Mr. Compton should be serving as a member of our Board of Directors in light of our business and structure.

 Raymond Pirtle. Jr. Mr. Pirtle has been a member of our Board of Directors since June 2005. Mr. Pirtle is a veteran of the financial services industry, having spent the past three decades in a variety of senior roles in corporate finance, institutional sales, investment banking, and equity research. From 1966 until 1989 he was employed by J.C. Bradford & Co., a large regional investment banking and brokerage, departing as a general partner. From 1989 until 2001 he was a Director and co-head of institutional sales of Equitable Securities Corp., a banking and institutional brokerage firm later known as SunTrust Equitable. In 2001 he was one of the founding partners of Avondale Partners, LLC, an institutional equity research and investment banking firm focusing on small companies generally with a market cap in the range of $200 million to $2 billion. In March 2005 Mr. Pirtle founded Clairidge Company, LLC., a consulting firm that represents micro-cap to small-cap companies with a public equity valuation under $200 million or larger companies that are seeking to attract broad attention from institutional portfolio managers, research analysts or investment bankers. Since 1985 Mr. Pirtle has been serving on the board of both public and private companies. He currently serves on the board of Premier Global Services, Inc. (NYSE: PGI), a provider of business communications services and business process solutions that enable enterprise customers to automate and simplify components of their critical business processes and to communicate more effectively with their constituents.

Mr. Pirtle is a veteran of the financial services industry, having spent the past three decades in a variety of senior roles in corporate finance, institutional sales, investment banking, and equity research. These experiences, qualifications and attributes have led to our conclusion that Mr. Pirtle should be serving as a member of our Board of Directors in light of our business and structure.

 Jack Bush. Mr. Bush has been a member of our Board of Directors since August 2005. Mr. Bush has served as the President of Raintree Partners, Inc., a management consulting company, since September 1995. He is also currently Chairman and Director of IdeaForest.com (Joann.com), and Vice Chairman and Director of FPE Corporation (Framed Picture Enterprises). From 1995 to 1999 he served as Chairman of Aaron Brothers Holding Company and of Carolina Art & Frame Co. He was a founder, Chief Concept Officer and Director of Artistree Art, Frame & Design Company. During this time he was also a Director of Cyberplay, New York Coffee & Bagels, Bradlees Stores, Stage Stores, Telequip and Jumbo Sports Company. He served on the board of Bradlees during a successful reorganization and served as special assistant to the board of Stage Stores during a successful reorganization. From 1997 to 1999 he served as Chairman, CEO and President of Jumbo Sports Co. From 1991 to August 1995, he was President and Director of Michaels Stores, Inc. and was Chairman of Michaels of Canada. The Company grew from 136 to 530 stores and became the largest arts and crafts retailer in the world. Upon leaving the NASDAQ-listed company, sales reached $1.5 billion and had 22,000 associates. From 1990 to 1991 he served as Executive Vice President, Director of Operations and Stores for Ames Department Stores. From 1985 to 1990 Mr. Bush was President and Director of Roses stores, a NASDAQ-listed company. During his tenure the Company grew to 226 stores with $1.6 billion in sales and 25,000 associates. From 1980 to 1985 He served as Vice President of Zayre Corporation, an NYSE-listed company responsible for 105 stores and $750 million in sales. From 1958 to 1980 he served in a variety of positions with J.C. Penney Company, an NYSE-listed company. Mr. Bush was a U.S. Air Force Reserve officer and holds a Bachelor of Science from the University of Missouri.

We believe that Mr. Bush’s extensive senior management, operational, and board experience bring valuable knowledge to our board of directors and that these experiences, qualifications and attributes have led to our conclusion that Mr. Bush should be serving as a member of our Board of Directors in light of our business and structure.

Harry E. Soyster. General Soyster has been a member of our Board of Directors since March 2009. General Soyster served as Director, Defense Intelligence Agency during Desert Shield/Storm. He also served as Deputy Assistant Chief of Staff for Intelligence, Department of the Army; Commanding General, U.S. Army Intelligence and Security Command; and in the Joint Reconnaissance Center, Joint Chiefs of Staff. In Vietnam, he was a field artillery battalion operations officer, and was twice decorated for valor and wounded in action. Upon retirement, General Soyster was Vice President for International Operations with Military Professional Resources Incorporated where he helped pioneer the concept of providing retired military expertise to support emerging democracies in Eastern Europe and Africa. In 2006, he served as Special Assistant to the SEC Army for World War II 60th Anniversary Commemorations. Currently, he serves as consultant to numerous corporations and participates in studies by the Center for Strategic and International Studies and the National Institute for Public Policy. In 1957, General Soyster graduated from the United States Military Academy with a Bachelor of Science degree in Engineering. He also holds a Masters of Science degree in Chemistry from Pennsylvania State University in Chemistry and a Masters of Science degree in Management from the University of Southern California. His military education includes completion of the Field Artillery School, Basic and Advanced Courses; the U.S. Army Command and General Staff College; and the National War College. General Soyster has an active TS/SCI (Top Secret/Sensitive Compartmented Information) clearance.

General Soyster provides our board with extensive knowledge, experience, and relationships with agencies in the federal government. He has significant organizational, operational, and managerial experience and we believe he brings valuable insight to growing our company and assist us in meeting our business objectives. We believe that these experiences, qualifications and attributes have led to our conclusion that General Soyster should be serving as a member of our Board of Directors in light of our business and structure.

There are no family relationships between any of the executive officers and directors. Directors are elected at our annual meeting of stockholders and hold office until the next annual meeting of stockholders or until his or her resignation, removal, or death.

Committees of the Board of Directors

Our Board of Directors has created both an Audit Committee and a Compensation Committee. We do not have a Nominating Committee or any committee performing a similar function. The functions that such a committee would undertake are being undertaken by the entire board as a whole. We do not have a policy regarding the consideration of any director candidates which may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our Board of Directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors or any inquiry as to what the procedures may be if a stockholder wished to make such a recommendation. Since 2009 the Board has been developing a nominating and approval process and policy to guide the handling of potential recommendations of board candidates. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees.

 Audit Committee. The Audit Committee of our Board of Directors was formed to assist the Board of Directors in fulfilling its oversight responsibilities for the integrity of our consolidated financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent auditors. The Audit Committee will also prepare the report that SEC rules require be included in our annual proxy statement. The Audit Committee has adopted a charter which sets forth the parameters of its authority The Audit Committee Charter provides that the Audit Committee is empowered to:

•
Appoint, compensate, and oversee the work of the independent registered public accounting firm employed by our company to conduct the annual audit. This firm will report directly to the audit committee;

•	Resolve any disagreements between management and the auditor regarding financial reporting;
•	Pre-approve all auditing and permitted non-audit services performed by our external audit firm;
•	Retain independent counsel, accountants, or others to advise the committee or assist in the conduct of an investigation;
•	Seek any information it requires from employees - all of whom are directed to cooperate with the committee’s requests - or external parties;
•	Meet with our officers, external auditors, or outside counsel, as necessary; and
•
The committee may delegate authority to subcommittees, including the authority to pre-approve all auditing and permitted non-audit services, provided that such decisions are presented to the full committee at its next scheduled meeting.

Each Audit Committee member is required to:

•
satisfy the independence requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934, and all rules and regulations promulgated by the SEC as well as the rules imposed by the stock exchange or other marketplace on which our securities may be listed from time to time, and

•	meet the definitions of “non-employee director” for purposes of SEC Rule 16b-3 and “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

Each committee member is required to be financially literate and at least one member is to be designated as the “financial expert,” as defined by applicable legislation and regulation. No committee member is permitted to simultaneously serve on the audit committees of more than two other public companies. Mr. Pirtle is considered an “audit committee financial expert” under the definition under Item 407 of Regulation S-K. As we expand our Board of Directors with additional independent directors the number of directors serving on the Audit Committee will also increase.

A copy of the Audit Committee Charter is available on our website at www.iceweb.com under the “Investor Relations” tab.

Compensation Committee. The Compensation Committee was appointed by the Board to discharge the Board’s responsibilities relating to:

•	compensation of our executives,
•	equity-based compensation plans, including, without limitation, stock option and restricted stock plans, in which officers or employees may participate, and
•
arrangements with executive officers relating to their employment relationships with our company, including employment agreements, severance agreements, supplemental pension or savings arrangements, change in control agreements and restrictive covenants.

The Compensation Committee has adopted a charter. The Compensation Committee charter provides that the Compensation Committee has overall responsibility for approving and evaluating executive officer compensation plans, policies and programs of our company, as well as all equity-based compensation plans and policies. In addition, the Compensation Committee oversees, reviews and approves all of our ERISA and other employee benefit plans which we may establish from time to time. The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in our proxy statement and assisting in the preparation of certain information to be included in other periodic reports filed with the SEC.

Each Compensation Committee member is required to:

•
satisfy the independence requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934, and all rules and regulations promulgated by the SEC as well as the rules imposed by the stock exchange or other marketplace on which our securities may be listed from time to time, and

•	meet the definitions of “non-employee director” for purposes of SEC Rule 16b-3 and “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

Pursuant to our Compensation Committee Charter, the Compensation Committee is charged with evaluating and recommending for approval by the Board of Directors the compensation of our executive officers. In addition, the Compensation Committee also evaluates and makes recommendations to the entire Board of Directors regarding grants of options which may be made as director compensation. The Compensation Committee does not delegate these authorities to any other persons nor does it use the services of any compensation consultants.

Messrs. Compton and Bush are the members of our Compensation Committee. As we expand our Board of Directors with additional independent directors the number of directors serving on the Compensation Committee will also increase. A copy of the Compensation Committee Charter is available on our website at www.iceweb.com under the “Investor Relations” tab.

Code of Ethics

In May 2005, we adopted a Code of Business Conduct and Ethics applicable to our Chief Executive Officer, principal financial and accounting officers and persons performing similar functions. A Code of Business Conduct and Ethics is a written standard designed to deter wrongdoing and to promote:

•	honest and ethical conduct,
•	full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements,
•	compliance with applicable laws, rules and regulations,
•	the prompt reporting violation of the code, and

•	accountability for adherence to the Code.

A copy of our Code of Business Conduct and Ethics is filed as an exhibit to our annual report for fiscal 2011. We will provide a copy, without charge, to any person desiring a copy of the Code of Business Conduct and Ethics, by written request to us at our principal offices to the attention of Corporate Secretary.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in each of the last two completed fiscal years for our principal executive officer, each other executive officer serving as such whose annual compensation exceeded $100,000 and up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our company at September 30, 2011. The value attributable to any option awards is computed in accordance with accordance with ASC Topic 718, “Compensation – Stock Compensation (Formerly SFAS No. 123 (R), “Share-Based Payments. The assumptions made in the valuations of the option awards are included in Note 12 of the Notes to our Financial Statements for fiscal 2011 appearing later in this prospectus.

SUMMARY COMPENSATION TABLE

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)

John Signorello (1)	2011	205,889	—	76,192	—	—	—	34,038	316,119
	2010	239,559	—	430,000	—	—	—	8,914	678,476

Mark B. Lucky (2)	2011	156,417	—	76,192	—	—	—	10,041	242,650
	2010	201,424	—	197,800	—	—	—	8,923	408,147

(1)        Mr. Signorello is our Chief Executive Officer. All other compensation in fiscal 2011 includes $10,038 which represents the value of health insurance premiums and includes $24,000 which represents the value of life insurance premiums we pay for Mr. Signorello. In fiscal 2011, we granted him 468,727 shares of our restricted common stock, valued at $76,192. All other compensation in fiscal 2010 includes $8,914 which represents the value of health insurance premiums we pay for Mr. Signorello. In fiscal 2010, we granted him 5,000,000 shares of our restricted common stock, valued at $430,000.  The compensation table above excludes the compensation provided to Mr. Signorello as a member of the Board of Directors.

(2)        Mr. Lucky is our Chief Financial Officer. All other compensation in fiscal 2011 and 2010 represents the value of health insurance premiums we pay for Mr. Lucky. In fiscal 2011, we granted him 468,727 shares of our restricted common stock, valued at $76,192. In fiscal 2010, we granted him 2,300,000 shares of our restricted common stock, valued at $197,800.

How Mr. Signorello’s compensation is determined

Mr. Signorello, who has served as our CEO since March 2000, is not a party to an employment agreement with our company. His compensation is determined by the Compensation Committee of our Board of Directors. The Compensation Committee considered a number of factors in determining Mr. Signorello’s compensation including the scope of his duties and responsibilities to our company and the time he devotes to our business. The Compensation Committee did not consult with any experts or other third parties in fixing the amount of Mr. Signorello’s compensation. During fiscal 2011 Mr. Signorello’s compensation package included a base salary of $250,000 and company provided health care benefits. Mr. Signorello’s compensation excludes option grants he received as a member of the Board of Directors.

How Mr. Lucky’s compensation is determined

Mr. Lucky, who has served as our CFO since March 2007, is not a party to an employment agreement with our company. His compensation is determined by the Compensation Committee of our Board of Directors. The Compensation Committee considered a number of factors in determining Mr. Lucky’s compensation including the scope of his duties and responsibilities to our company and the time he devotes to our business. The Compensation Committee did not consult with any experts or other third parties in fixing the amount of Mr. Lucky’s compensation. During fiscal 2011 Mr. Lucky’s compensation package included a base salary of $200,000 and company provided health care benefits. Mr. Lucky did not receive any stock option grants during this fiscal year. The amount of compensation payable to Mr. Lucky can be increased at any time upon the determination of the Compensation Committee of our Board of Directors.

Director Compensation

We have not established standard compensation arrangements for our directors and the compensation payable to each individual for their service on our Board is determined from time to time by our Board of Directors based upon the amount of time expended by each of the directors on our behalf. The following table provides information concerning the compensation of our directors for their services as members of our Board of Directors for the fiscal year ended September 30, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Harold Compton	—	—	—	—	—	—	—
Jack Bush	—	—	—	—	—	—	—
John R. Signorello	—	—	—	—	—	—	—
Raymond Pirtle	—	—	—	—	—	—	—
Harry E. Soyster	—	—	—	—	—	—	—
Joseph Druzak	—	—	—	—	—	—	—

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of September 30, 2011:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	OPTION AWARDS					STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)

John R. Signorello	100,000	—		$0.70	04/29/2012
	500,000	—		$0.58	05/06/2015
	250,000	—		$0.60	09/06/2012
	250,000	—		$0.10	03/09/2014

Mark Lucky	100,000	—		$0.58	05/06/2012
	150,000	—		$0.55	06/14/2012
	150,000	—		$0.60	09/06/2012
	29,167	20,833		$0.001	03/18/2013

STOCK OPTION PLAN

In August 2000, our Board of Directors adopted our 2000 Management and Director Equity Incentive and Compensation Plan (the “Plan”). The Plan was approved by our stockholders in August 2001. As amended in May 2006, June, 2007, February, 2010, and October, 2010, we have reserved an aggregate of 60,000,000 shares of common stock for issuance under the Plan. At December 1, 2011 we have granted options to purchase 4,104,487 shares of our common stock under the Plan. Our Board of Directors (or at their discretion a committee of our Board members) administers the Plan including, without limitation, the selection of recipients of awards under the Plan, the granting of stock options, restricted shares or performance shares, the determination of the terms and conditions of any such awards, the interpretation of the Plan and any other action they deem appropriate in connection with the administration of the Plan.

The purpose of the Plan is to advance our interests and those of our stockholders by providing a means of attracting and retaining key employees, directors and consultants. In order to serve this purpose, we believe the Plan encourages and enables key employees, directors and consultants to participate in our future prosperity and growth by providing them with incentives and compensation based on our performance, development and financial success. Participants in the Plan may include our officers, directors, other key employees and consultants who have responsibilities affecting our management, development or financial success.

Awards may be made under the Plan in the form of Plan options, shares of our common stock subject to a vesting schedule based upon certain performance objectives (“performance shares”) and shares subject to a vesting schedule based on the recipient’s continued employment (“restricted shares”). Plan options may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended or options that do not so qualify. Any incentive stock option granted under our Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant. Only persons who are our officers or other key employees are eligible to receive incentive stock options and performance share grants. Any non-qualified stock option granted under our Plan must provide for an exercise price of not less than 50% of the fair market value of the underlying shares on the date of such grant.

The term of each Plan option and the manner in which it may be exercised is determined by the Board of Directors, provided that no Plan option may be exercisable more than three years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant. The exercise price of the stock options may be paid in either:

•	cash, or
•	delivery of unrestricted shares of our common stock having a fair market value on the date of delivery equal to the exercise price, or
•	surrender of shares of our common stock subject to the stock option which has a fair market value equal to the total exercise price at the time of exercise, or
•	a combination of the foregoing methods.

All Plan options are nonassignable and nontransferable, except by will or by the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by such optionee. At the discretion of the Board of Directors, it may approve the irrevocable transfer, without payment, of non-qualified options to the option holder’s spouse, children, grandchildren, nieces or nephews, or to the trustee of a trust for the principal benefit of one or more such persons, or to a partnership whose partners are one or more of such persons. If an optionee’s employment is terminated for any reason, other than due to his or her death, disability or termination for cause, or if an optionee is not our employee but is a member of our Board of Directors and his or her service as a director is terminated for any reason, other than due to his or her death or disability, the Plan option granted may be exercised on the earlier of the expiration date or 90 days following the date of termination. If the optionee dies during the term of his or her employment, the Plan option granted to him or her shall lapse to the extent unexercised on the earlier of the expiration date of the Plan option or the date one year following the date of the optionee’s death. If the optionee’s employment, membership on the Board of Directors or engagement as a consultant terminates by reason of the optionee’s retirement, then the Plan option granted may be exercised until the earlier of 90 days following the date of termination or the expiration date. If the optionee is permanently and totally disabled within the meaning of Section 22(c)(3) of the Internal Revenue Code, the Plan option granted to him or her lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

At the time of the restricted share grant, the Board of Directors may determine the vesting schedule of such shares and that after vesting, such shares may be further restricted as to transferability or be subject to repurchase by us or forfeiture upon the occurrence of certain events. Awards of restricted shares must be accepted by the participant within 30 days of the grant.

At the time of the award of performance shares, the Board of Directors shall establish a range of performance goals to be achieved during the performance period, including, without limitation, earnings, return on capital, or any performance goal approved by our stockholders in accordance with Section 162(m) of the Internal Revenue Code. Attainment of the highest performance goal for the performance period will earn 100% of the performance shares awarded for the performance period; failure to attain the lowest performance goal will result in the participant earning no performance shares. Attainment of the performance goals will be calculated from our financial statements, excluding changes in federal income tax rates and the effect of non-recurring and extraordinary items. The performance goals may vary for different performance periods and need not be the same for each participant receiving an award during a performance period.

If the participant’s employment by us, membership on our Board of Directors, or engagement by us as a consultant is terminated before the end of any performance period, or upon the participant’s death, retirement or disability, the Board of Directors, taking into consideration the performance of such participant and our performance over the performance period, may authorize the issuance to the participant or his or her legal representative or designated beneficiary all or a portion of the performance shares which would have been issued to him or her had the participant’s employment, Board membership or consulting engagement continued to the end of the performance period. If the participant’s employment, Board membership or consulting engagement terminates before the end of the performance period for any other reason, all performance shares are forfeited.

Notwithstanding the foregoing, but subject to any stockholder approval or other requirements of Section 162(m) of the Internal Revenue Code, the Board of Directors in its discretion and as determined at the time of award of the performance shares, may provide the participant with the option of receiving cash in lieu of the performance shares in an amount determined at the time of award including, without limitation, by one or more of the following methods:

•	the fair market value of the number of shares subject to the performance shares agreement on the date of award, or
•	part or all of any increase in the fair market value since such date, or
•	part or all of any dividends paid or payable on the number of shares subject to the performance share agreement, or
•	any other amounts which in the Board’s sole discretion are reasonably related to the achievement of the applicable performance goals, or
•	any combination of the foregoing.

The purchase price for restricted shares or performance shares granted under the Plan shall be set by the Board of Directors but may not be less than par value. Payment of the purchase price for the restricted shares or performance share may be made in either,

•	cash, or
•	by delivery of unrestricted shares of our common stock having a fair
•	market value on the date of such delivery equal to the total
•	purchase price, or
•	a combination of either of these methods.

The restricted stock awards, performance stock awards and stock options are subject to accelerated vesting in the event of our change of control. We may, at our option, terminate all unexercised stock options 30 days after a change in control and pay to the participant holding these unexercised options cash in an amount equal to the difference between fair market value and the exercise price of the stock option. If the fair market value is less than the exercise price, we may terminate the options without payment to the holder. The per share purchase price of shares subject to Plan options granted under the Plan or related to performance share awards or restricted share awards may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of such option or award. No participant in our Plan has any rights as a stockholder until the shares subject to the Plan options or stock awards have been duly issued and delivered to him or her.

We have an option to purchase any shares of our common stock which have been issued to Plan participants pursuant to restricted stock awards, performance stock awards or stock options if the participant ceases to be our employee, a member of our Board of Directors or a consultant to us for any reason. We must exercise our repurchase right at the time of termination. The purchase price for any shares we repurchase will be equal to the fair market value of the our total stockholders’ equity divided by the total outstanding shares of our common stock on the last day of that calendar month, calculated on a fully-diluted basis. If we exercise our repurchase right, we much close the transaction within 20 days from the termination date. At closing, we are entitled to delivery of a one-year promissory note as payment for the purchase price or, at our option, we may pay same in cash at closing.

We also have a right of first refusal to meet the offer if the holder of any shares of our common stock awarded or issued pursuant to our Plan desires to sell such shares to a third party.

The Board of Directors may amend, suspend or terminate our Plan at any time, except that no amendment shall be made which:

•	affects outstanding Plan options or any exercise right thereunder, or
•	extends the term of any Plan option beyond 10 years, or
•	extends the termination date of the Plan.

Unless the Plan shall be earlier suspended or terminated, the Plan shall terminate 10 years from the date of the Plan’s adoption by our stockholders. Any such termination of our Plan shall not affect the validity of any Plan options previously granted there under.

LIMITATION ON LIABILITY

Under our certificate of incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

•	breach of the director's duty of loyalty to us or our stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
•	a transaction from which our director received an improper benefit; or
•	an act or omission for which the liability of a director is expressly provided under Delaware law.

In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Delaware law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time we have borrowed operating funds from our Mr. John Signorello, our Chief Executive Officer, for working capital. The advances were payable upon demand and were interest free.   During fiscal 2010 Mr. Signorello advanced $66,300 to us, and we repaid $66,300. The highest amount that we owed Mr. Signorello during fiscal 2010 was $25,000. At each of the last four fiscal year ends, 2008, 2009, 2010, and 2011, the amount owed to Mr. Signorello was $0. As of January 9, 2012, the amount owed to Mr. Signorello was $0.

We and certain of our affiliates have entered into a series of transactions involving VOIS Inc. (OTCBB: VOIS), a public company which had developed and launched a social commerce website. On November 3, 2009 we purchased 800,000 shares of the common stock of VOIS Inc., which represented approximately 16% of that company, for $48,000 in a private transaction exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act resulting in gross proceeds to us of $48,000. At the time of our investment, Mr. Mark Lucky, our Chief Financial Officer, was a member of VOIS’ board of directors, having been elected in October 2009. In exchange for this strategic interest, VOIS received non-exclusive access to distribute IceMAIL, IcePORTAL and IceSECURE to their existing and prospective new user base, and our cloud storage network. Mr. Lucky resigned his positions with VOIS in September 2010. As of the date hereof, VOIS has not integrated this access within its business and we have had no subsequent business relationship with it, other than as set forth herein.

Prior to our investment in VOIS, Mr. John R. Signorello had a personal relationship with the founders of VOIS. In an unrelated transaction in November 2009 Mr. Signorello, a member of our board of directors and our CEO, purchased 1,125,000 shares of VOIS’ common stock from a former officer and director of VOIS for nominal consideration in a private transaction. The shares of common stock purchased by Mr. Signorello represented approximately 27% of VOIS’ outstanding common stock at the time of the purchase of the shares by us..

While five out of the 6 board members qualify as unrelated and independent, as they are independent from management and free from any interest, function, business or other relationship that could, or could reasonably be perceived to, materially, interfere with the Director’s ability to act in the our best interest, we do not have any policies or procedures for the review, approval or ratification of any related party transactions and no review or ratification of any of the foregoing related party truncations by our board has occurred.

PRINCIPAL STOCKHOLDERS

At January 6, 2012, there were 158,094,066 shares of our common stock issued and outstanding. Our common stock is the only outstanding class of our voting securities. The following table sets forth, as of January 6, 2012, information known to us relating to the beneficial ownership of these shares by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of common stock;

•	each director;

•	each executive officer; and

•	all executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of 22900 Shaw Road, Suite 111, Sterling, Virginia 20166.

We believe that all persons named in the table have sole voting and investment power with respect to all shares of beneficially owned by them. Under securities laws, a person is considered to be the beneficial owner of securities he owns and that can be acquired by him within 60 days from January 9, 2012 upon the exercise of options, warrants, convertible securities or other understandings. We determine a beneficial owner’s percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days of January 9, 2012, have been exercised or converted. Unless otherwise noted, the address of each of these principal stockholders is our principal executive offices.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

John R. Signorello (1)	17,134,785	10.77%
Hal Compton (2)	2,205,000	1.39%
Raymond H. Pirtle (3)	255,000	0.16%
Mark B. Lucky (4)	6,578,400	4.15%
Ed Soyster (5)	59,000	0.04%
Jack Bush (6)	1,640,000	1.03%

All executive officers and as a group (seven persons)	27,872,185	17.54%

(1)           The number of shares beneficially owned by Mr. Signorello includes options to purchase 100,000 shares of our common stock at an exercise price of $0.70 per share, options to purchase 500,000 shares of our common stock at an exercise price of $0.58 per share, options to purchase 250,000 shares of our common stock at an exercise price of $0.60 per share, and options to purchase 250,000 shares of our common stock at an exercise price of $0.10 per share. The number of shares beneficially owned by Mr. Signorello excludes 626,667 shares of our common stock issuable upon the conversion of 626,667 shares of Series B Convertible Preferred Stock. Under the designations, rights and preferences of such security, the Series B Convertible Preferred Stock is not convertible by the holder if such conversion would result in the holder becoming the beneficial owner of in excess of 4.99% of our common stock. This provision may be waived or amended only with the consent of the holders of all of the Series B Convertible Preferred Stock and the consent of the holders of a majority of our outstanding shares of common stock w ho are not our affiliates.

(2)           The number of shares beneficially owned by Mr. Compton includes options to purchase 100,000 shares of our common stock at an exercise price of $0.70, options to purchase 150,000 shares of our common stock at an exercise price of $0.60 per share, options to purchase 230,000 shares of our common stock at an exercise price of $0.001 per share, and options to purchase 250,000 shares of our common stock at an exercise price of $0.10 per share.

(3)           The number of shares beneficially owned by Mr. Pirtle includes options to purchase 100,000 shares of our common stock at an exercise price of $0.70 per share, options to purchase 150,000 shares of our common stock at an exercise price of $0.60 per share, and options to purchase 5,000 shares of our common stock at an exercise price of $0.001 per share.

(4)           The number of shares beneficially owned by Mr. Lucky includes options to purchase 100,000 shares of our common stock at an exercise price of $0.58 per share, options to purchase 150,000 shares of our common stock at an exercise price of $0.55 per share, options to purchase 150,000 shares of our common stock at an exercise price of $0.60 per share, and options to purchase 40,000 shares of our common stock at an exercise price of $0.001 per share.

(5)           The number of shares beneficially owned by Mr. Soyster includes options to purchase 25,000 shares of our common stock at an exercise price of $0.37 per share, and options to purchase 34,000 shares of our common stock at an exercise price of $0.001 per share.

(6)           The number of shares beneficially owned by Mr. Bush includes options to purchase 100,000 shares of our common stock at an exercise price of $0.70 per share, options to purchase 150,000 shares of our common stock at an exercise price of $0.60 per share, options to purchase 140,000 shares of our common stock at an exercise price of $0.001 per share, and options to purchase 250,000 shares of our common stock at an exercise price of $0.10 per share.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth securities authorized for issuance under equity compensation plans, including individual compensation arrangements, by us under our 2000 Management and Director Equity Incentive and Compensation Plan and any compensation plans not previously approved by our stockholders as of September 30, 2011.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(c)
Plan category

Plans approved by our stockholders:
2000 Management and Director Equity Incentive and Compensation Plan	4,104,487	$0.375	-

Plans not approved by stockholders:
None	0	n/a	n/a

A description of each of these plans is contained earlier in this prospectus. Executive Compensation – Stock Option Plan.

USE OF PROCEEDS

We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders covered by this prospectus; however, we will receive proceeds from cash payments made in connection with the exercise of warrants held by selling stockholders that are covered by this prospectus. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders upon conversion of the senior convertible notes and exercise of the warrants. For additional information regarding the issuance of the notes and the warrants, see “Prospectus Summary – About the Offering” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock, notes and warrants, as of January 6, 2012, assuming conversion of the senior convertible notes and exercise of the warrants held by each such selling stockholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take into account any limitations on (i) conversion of the senior convertible notes set forth therein or (ii) exercise of the warrants set forth therein.

In accordance with the terms of a Registration Rights Agreement with the selling stockholders, this prospectus generally covers the resale of the sum of (i) the maximum number of shares of common stock issuable upon conversion of the senior convertible notes and (ii) the maximum number of shares of common stock issuable upon exercise of the warrants, in each case, determined as if the outstanding senior convertible notes and warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein) as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price of the senior convertible notes and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the senior convertible notes and the warrants, no selling stockholder may convert its notes or exercise its warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.9%.  The number of shares in the second column reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

At January 6, 2012 there were 158,094,066 shares of our common stock outstanding.
Information on beneficial ownership of securities is based upon a record list of our stockholders. We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus. All of the securities owned by the selling stockholders may be offered hereby. Because the selling stockholders may sell some or all of the securities owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities that will be held by the selling stockholders upon termination of any offering made hereby. Accordingly, for the purposes of this table we have assumed the sale of all shares of our common stock by each selling stockholder.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus (1)	Number of Shares of Common Stock Owned After Offering	Percentage of Shares Beneficially Owned After Offering

Iroquois Master Fund Ltd. (2)	31,117,702	41,386,543	-	-

Kingsbrook Opportunities Master Fund LP (3)	5,411,773	7,197,658	-	-

Alpha Capital Anstalt (4)	10,823,549	14,395,321	-	-

Rodman & Renshaw, LLC (5)	911,765	911,765	-	-
Total		63,891,287

(1)           Unless otherwise indicated, the selling security holders listed in the table above acquired the securities in the November 23, 2011 closing of our private placement described above.  The notes are convertible into shares of our common stock at the conversion price of $0.17 per share, subject to adjustment. Additionally, warrants issued to the selling stockholders have an exercise price of $0.17 per share, and have a five year term. In accordance with the terms of the Registration Rights Agreement with the holders of the notes and warrants, this prospectus generally covers the resale of 133% of the sum of (i) the maximum number of shares of common stock issuable upon conversion of the  notes and (ii) the maximum number of shares of common stock issuable upon exercise of the warrants, in each case, determined as if the outstanding  notes and warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein) as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price of the notes and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered under this prospectus.

(2)           The number of shares of our common stock owned by Iroquois Master Fund Ltd. includes 7,779,412 shares issuable upon the conversion of a portion of a $1,322,500 principal amount senior convertible note and 23,338,290 shares issuable upon exercise of warrants.  The number of shares of common stock offered includes up to 10,346,618 shares issuable upon the conversion of the note and up to 31,039,925 shares issuable upon the exercise of warrants.  Iroquois Capital Management, L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund Ltd.  Consequently, Iroquois Capital has voting control and investment discretion over securities held by Iroquois Master Fund Ltd. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Master Fund Ltd.

(3)           The number of shares of our common stock owned by Kingsbrook Opportunities Master Fund LP includes 1,352,941 shares issuable upon the conversion of a $230,000 principal amount senior convertible note and 4,058,832 shares of our common stock issuable upon the exercise of warrants. The number of shares of our common stock offered by Kingsbrook Opportunites Master Fund LP includes up to 1,799,412 shares issuable upon the conversion of a $230,000 principal amount senior convertible note and up to 5,398,246 shares of our common stock issuable upon the exercise of warrants. Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities Master Fund LP. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities Master Fund LP and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities Master Fund LP. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.

(4)           The number of shares of our common stock owned by Alpha Capital Anstalt includes 2,705,883 shares issuable upon the conversion of a $460,000 principal amount senior convertible note and 8,117,649 shares of our common stock issuable upon the exercise of warrants. The number of shares of common stock offered by Alpha Capital Anstalt includes up to 3,598,824 shares issuable upon the conversion of the note and up to 10,796,497 shares issuable upon the exercise of warrants.  Konrad Ackerman is the natural person who has voting and investment control over the shares held by Alpha Capital Anstalt.  Mr. Ackerman disclaims beneficial ownership of the shares.

(5)           The number of shares of our common stock owned and offered by Rodman & Renshaw LLC includes shares issuable upon the exercise of warrants.

Each of the selling stockholders has represented that it is not a broker-dealer, or an affiliate of a broker dealer, other than Rodman & Renshaw, LLC, which is a broker-dealer.  Rodman & Renshaw, LLC received the warrants as partial compensation for its services to us as placement agent in the sale of the senior convertible notes. At the time of the receipt of the warrants, Rodman & Renshaw, LLC did not have any agreement or understanding, directly or indirectly, with any person to distribute those securities. None of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section.

We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling stockholders.

OTHER INFORMATION

The following is information pertaining to payments we may make in connection with the November 2011 offering of notes and warrants and net proceeds and total possible payments in connection with the sale of notes and warrants in the financing.

Additional information relating to gross and net proceeds

Gross Proceeds to IceWEB from the financing	$1,750,000
Required payments made or to be made in connection with the financing (1)	$90,000
Resulting net proceeds to issuer	$1,660,000

(1)           Includes $20,000 reimbursement of legal expenses for the placement agent, $60,000 non-accountable expense allowance paid to Iroquois Master Fund Ltd. related to the financing and $10,000 of reimbursement of legal expenses of Iroquois Master Fund Ltd. related to the registration statement of which this prospectus us a part.

Payments by IceWEB

We have made payments in connection with the sale of the notes and warrants as set forth in the table below.

Party	Payments in Cash	Other Payments
Iroquois Master Fund Ltd.	$60,000	None

Pursuant to the Securities Purchase Agreement with the selling stockholders, we were required to reimburse Iroquois Master Fund Ltd., a selling stockholder, or its designees for all costs and expenses incurred by it or its affiliates in connection with the transactions contemplated by the Securities Purchase Agreement and documents relating thereto, including, without limitation, all legal fees and disbursements in connection therewith, structuring, documentation and implementation of the transactions contemplated by the Securities Purchase Agreement and documents relating to it and due diligence and regulatory filings in connection with the transaction in a non-accountable amount equal to $60,000. The $60,000 paid at the time of the closing of the financing to Iroquois Master Fund Ltd. was for this purpose, and was not a fee paid to Iroquois Master Fund Ltd.

In addition, we will make or may be required to make payments to:

Selling stockholders: Other than as described above, we have not made any payments to the selling stockholders, and we are not required to make any payments to the selling stockholders apart from:

•	the repayment of principal as the notes do not bear interest as they were issued at a 13.0% original discount,

•	reimburse of up to $10,000 to Iroquois Master Fund Ltd. for reimbursement of legal expenses in connection with the registration statement of which this prospectus is a part,

•	in the event of default on the notes, an interest payment equal to 18% per annum during the term of the default, and

•
a cash commission of $155,000, warrants to purchase an aggregate of 911,765 shares of our common stock with an exercise price of $0.17 per share which are identical to the Series O Warrants, and reimbursement for legal expenses of $20,000 to the placement agent for the financing.

It is not possible to calculate potential interest payments in the event of default under the notes, as the amount of interest payable depends upon the duration of the event of default. In addition, pursuant to the Registration Rights Agreement entered into in connection with the financing, we are required to make a cash payment equal to 1% of the investors’ original principal amount upon the occurrence of certain events relating to registration delays, and on every 30 day anniversary of such event until the delay is cured.

Persons related to selling stockholders:  We have not made payments to any person related to a selling stockholder in regards to the financing and the registration of the shares underlying the notes and warrants and are not required to make any payments. There are also no payments, including the value of any payments to be made in common stock, in connection with the transaction that we have made or may be required to make to any affiliate of a selling stockholder.

Persons with whom the selling stockholders had a contractual relationship:  We have not made any payments to any person with whom the selling stockholders had a contractual relationship in regards to the sale of the notes and warrants and are not required to make any payments.

Net proceeds and total possible payments

The gross proceeds from the sale of the notes and warrants was $1,750,000, all of which was received in cash.  We paid the $60,000 non-accountable expense reimbursement to Iroquois Master Fund Ltd., and $20,000 in legal fees to Ellenoff Grossman & Schole LLP, counsel to Rodman and Renshaw, LLC, resulting in net cash proceeds to us of $1,670,000.

Potential Profits to Note Holders Pursuant to Financing

The following is information relating to the potential profit note holders could receive in connection with the financing. The total potential profit that the note holders could realize depends on several factors, including whether the note holders are repaid in cash, if the note holders elect to convert the notes and if we elect to convert the notes.

Under the terms of the notes and the warrants, no note holder may convert its notes or exercise its warrants to the extent (but only to the extent) the selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.9%. Until the selling stockholders are able to fully convert their notes and exercise their warrants, their ability to capture the profits described below will be limited.

Repayment in cash. Assuming that all payments on the notes are made in cash, the note holders will make a profit of 13.0% on their investment, or $262,500, as that is the amount of the original issue discount contained in the face amount of the notes and there is no interest on the notes.

Repayment by conversion at note holders’ election. Subject to the limitations described above, at any time after the issuance of the notes, the selling stockholders may convert their notes into shares of our common stock by delivery of a notice of conversion to us. The notes are initially convertible into shares of common stock at a conversion price of $0.17 per share, provided that if we make certain dilutive issuances, with limited exceptions, the conversion price of the notes will be lowered to the per share price paid in the applicable dilutive issuance. The following table sets out the potential profit to the note holders at different market prices at the time of the note holders’ conversion at a conversion price of $0.17, assuming that the note holders are able to sell all of those shares at that market price:

	Market Price/Conversion Price
	<$0.17	$0.20	$0.25	$0.30	$0.35	$0.40
% Profit	13%	31%	60%	90%	119%	148%
Total shares underlying converted notes	11,838,235	11,838,235	11,838,235	11,838,235	11,838,235	11,838,235
Total Market Price of Shares Underlying Convertible Notes	2,012,500	2,367,647	2,959,559	3,551,471	4,143,382	4,735,294
Total Conversion Price of Shares Underlying Convertible Notes	2,012,500	2,012,500	2,012,500	2,012,500	2,012,500	2,012,500
Total Profit on Sale of Shares	0	355,147	947,059	1,538,971	2,130,882	2,722,794
Original Issue Discount on Notes Profit	262,500	262,500	262,500	262,500	262,500	262,500
Total Profit	262,500	617,647	1,209,559	1,801,471	2,393,382	2,985,294

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 1,000,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of January 6, 2012 there were 158,094,066 shares of common stock and 626,667 shares of Series B preferred stock issued and outstanding.

COMMON STOCK

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of preferred stock which may then be authorized and outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Our authorized capital includes 10,000,000 shares of blank check preferred stock, par value $0.001 per share, of which 1,666,667 shares have previously been designated as Series A Convertible Preferred Stock. Our Board of Directors, without further stockholder approval, may issue our preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. In September 2005, Our Board of Directors authorized a series of 833,334 shares of blank check preferred stock be designated as Series B Convertible Preferred Stock and on September 28, 2005, we filed a Certificate of Designations of Preferences, Rights and Limitations of Series B Preferred with the Secretary of State of Delaware. On December 29, 2005, we filed an Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series B Convertible Preferred Stock increasing the number of shares authorized under this series to 1,833,334 shares.

Series B Convertible Preferred Stock

The designations, rights and preferences of the Series B Convertible Preferred Stock provide:

•
no dividends are payable on the Series B Convertible Preferred Stock. So long as these shares are outstanding, we cannot pay dividends on our common stock nor can it redeem any shares of its common stock, the shares of Series B Convertible Preferred Stock do not have any voting rights, except as may be provided under Delaware law,

•
so long as the shares are outstanding, we cannot change the designations of the Series B Convertible Preferred Stock, create a class of securities that in the instance of payment of dividends or distribution of assets upon our liquidation ranks senior to or pari passu with the Series B Convertible Preferred Stock or increase the number of authorized shares of Series B Convertible Preferred Stock, the shares carry a liquidation preference of $0.2727 per share,

•
each share of Series B Convertible Preferred Stock is convertible at the option of the holder into one share of our common stock based upon an initial conversion value of $0.2727 per share. The conversation ratio is subject to adjustment in the event of stock dividends, stock splits or reclassification of our common stock. The conversion ratio is also subject to adjustment in the event we should sell any shares of its common stock or securities convertible into common stock at an effective price less than the conversion ratio then in effect, in which case the conversion ratio would be reduced to the lesser price. No conversion of the Series B Convertible Preferred Stock may occur if a conversion would result in the holder, and any of its affiliates beneficially owning more than 4.9% of our outstanding common shares following such conversion. This provision may be waived or amended only with the consent of the holders of all of the Series B Convertible Preferred Stock and the consent of the holders of a majority of our outstanding shares of common stock who are not affiliates,

•
so long as the Series B Convertible Preferred Stock is outstanding, we have agreed not to issue any rights, options or warrants to holders of its common stock entitling the holders to purchase shares of its common stock at less than the conversion ratio without the consent of the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock. If we should elect to undertake such an issuance and the Series B holders consent, the conversion ratio would be reduced. Further, if we should make a distribution of any evidence of indebtedness or assets or rights or warrants to subscribe for any security to our common stockholders, the conversion value would be readjusted,

•	the shares of Series B Convertible Preferred Stock automatically convert into shares of our common stock in the event of change of control of our company, and

•
so long as the shares of Series B Convertible Preferred Stock are outstanding, we cannot sell or issue any common stock, rights to subscribe for shares of common stock or securities which are convertible or exercisable into shares of common stock at an effective purchase price of less than the then conversion value of the Series B Convertible Preferred Stock.

COMMON STOCK PURCHASE WARRANTS

We currently have outstanding common stock purchase warrants to purchase an aggregate of 47,955,488 shares of our common stock at exercise prices ranging from $0.15 per share to $0.50 per share. These warrants expire between November 23, 2012 and November 23, 2016. The exercise price of the warrants is subject to pro-rata adjustment in the event of stock splits, recapitalizations and similar corporate events.

SHARES ELIGIBLE FOR FUTURE SALE

As of January 6, 2012 there were 158,094,066 shares of common stock issued and outstanding of which approximately 59,196,994 are "restricted securities." In general, under Rule 144, as currently in effect, a person, or person whose shares are aggregated, who is not our affiliate or has not been an affiliate during the prior three months and owns shares that were purchased from us, or any affiliate, at least six months previously, is entitled to make unlimited public resales of such shares provided there is current public information available at the time of the resales. After a one-year holding period a non-affiliate is entitled to make unlimited public resales of our shares without the requirement that current public information be available at the time of the resales. A person, or persons whose shares are aggregated, who are affiliates of our company and own shares that were purchased from us, or any affiliate, at least six months previously is entitled to sell within any three month period, a number of shares of our common stock that does not exceed the greater of 1% of the then outstanding shares of our common stock, subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Future sales of restricted common stock under Rule 144 could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger, LLP, 2200 Corporate Boulevard, N.W., Boca Raton, Florida  33431.

EXPERTS

Our financial statements as of and for the years ended September 30, 2011 and 2010 included in this prospectus have been audited by Sherb & Co., LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission the registration statement on Form S-1 under the Securities Act of 1933 for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by Securities and Exchange Commission rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

 We file annual and special reports and other information with the Securities and Exchange Commission. Certain of our filings are available over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
IceWEB, Inc.

We have audited the accompanying consolidated balance sheets of IceWEB, Inc. and Subsidiaries as of September 30, 2011 and 2010 and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of our internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IceWEB, Inc. and Subsidiaries, as of September 30, 2011 and September 30, 2010 and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company had net losses of $4,705,291 and $6,964,233 respectively, for the years ended September 30, 2011 and 2010. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
December 22, 2011

IceWEB, Inc. and Subsidiaries
Consolidated Balance Sheets

	September 30, 2011	September 30, 2010
CURRENT ASSETS:
Cash	$4,120	$540,156
Subscription receivable	1,171,520	-
Accounts receivable, net of allowance for doubtful accounts of $409,000	1,182,060	1,466,483
Inventory, net	55,981	62,197
Other current assets	6,877	6,875
Prepaid expenses	30,248	31,230
	2,450,806	2,106,941

OTHER ASSETS:
Property and equipment, net of accumulated depreciation of $2,483,440 and $2,180,643, respectively	252,835	418,873
Deposits	13,320	13,320
Marketable Securities, net	115,200	524,800
Intangible assets, net of accumulated amortization of $911,591 and $668,498, respectively	-	546,952
Total Assets	$2,832,161	$3,610,886

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$2,186,691	$1,648,252
Notes payable	1,972,544	1,649,140
Deferred revenue	4,904	59,582
Total Current Liabilities	4,164,139	3,356,974

Stockholders' Equity (Deficit)
Series B convertible preferred stock ($.001 par value; 626,667 shares issued and outstanding)	626	626
Common stock ($.001 par value; 1,000,000,000 shares authorized; 157,959,066 shares issued and 134,443,725 shares outstanding, respectively)	157,961	134,445
Additional paid in capital	32,866,315	29,360,833
Accumulated deficit	(34,328,080)	(29,622,792)
Accumulated other comprehensive income	67,200	476,800
Subscription receivable	(83,000)	(83,000)
Treasury stock, at cost, (162,500 shares)	(13,000)	(13,000)

Total stockholders' equity (deficit)	(1,331,978)	253,912

Total Liabilities and Stockholders’ Equity (Deficit)	$2,832,161	$3,610,886

See accompanying notes to consolidated financial statements

IceWEB, Inc. and Subsidiaries
Consolidated Statements of Operations
	For the Year Ended
	September 30,
	2011	2010

Sales	$2,678,346	$3,353,286

Cost of sales	1,751,640	1,742,110

Gross profit	926,706	1,611,176

Operating expenses:
Sales and marketing expense	975,282	1,690,684
Depreciation and amortization expense	545,890	662,003
Research and development	790,048	547,364
General and administrative	2,605,999	5,312,247
Loss on impairment of intangible assets	303,859	-

Total operating expenses	5,221,078	8,212,298

Loss From Operations	(4,294,372)	(6,601,122)

Other income (expenses):
Gain on extinguishment of debt	-	190,136
Interest expense	(410,919)	(553,247)

Total other income (expenses):	(410,919)	(363,111)

Net loss	$(4,705,291)	$(6,964,233)

Net loss per common share - basic and diluted	$(0.03)	$(0.07)

Weighted average common shares outstanding - basic and diluted	142,344,070	101,379,729

See accompanying notes to consolidated financial statements

IceWEB, Inc. and Subsidiaries
Consolidated Statement of Changes in Stockholders' Equity (Deficit)
For the years ended September 30, 2011 and 2009

	Series B				Additional		Compre-
	Preferred Stock		Common Stock		Paid-In	Accumulated	hensive	Subscription	Treasury Stock
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Receivable	Share	Amount	Total

Balance at September 30, 2009	626,667	626	68,469,617	68,471	20,065,001	(22,658,556)	—	—	(162,500)	(13,000)	(2,537,458)

Amortization of deferred compensation	—	—	—	—	1,627,919	—	—	—	—	—	1,627,919

Issuance of common stock for cash	—	—	15,580,000	15,580	2,365,050	—	—	—	—	—	2,380,630

Issuance of common stock to settle litigation	—	—	2,678,571	2,679	399,104	—	—	—	—	—	401,783

Common stock issued for exercise of options	—	—	30,570,600	30,571	2,561,055	—	—	—	—	—	2,591,626

Common stock issued in connection with subscription receivable	—	—	2,000,000	2,000	81,000	—	—	(83,000)	—	—	—

Common stock issued for services	—	—	2,800,000	2,800	506,684	—	—	—	—	—	509,484

Common stock issued to employees	—	—	9,344,937	9,345	858,020	—	—	—	—	—	867,365

Common stock issued in connection with conversion of convertible debenture	—	—	3,000,000	3,000	897,000	—	—	—	—	—	900,000

Other Comprehensive income	—	—	—	—	—	—	476,800	—	—	—	476,800

Net loss for the year	—	—	—	—	—	(6,964,233)	—	—	—	—	(6,964,233)

Net Comprehensive loss	—	—	—	—	—	(6,964,233)	476,800	—	—	—	(6,487,433)

Balance at September 30, 2010	626,667	$626	134,443,725	$134,445	$29,360,833	$(29,622,789)	$476,800	$(83,000)	(162,500)	$(13,000)	$253,912

Amortization of deferred compensation	—	—	—	—	131,680	—	—	—	—	—	131,680

Issuance of common stock for cash	—	—	14,053,334	14,054	1,445,578	—	—	—	—	—	1,459,632

Common stock issued for services	—	—	1,032,544	1,033	228,937	—	—	—	—	—	229,970

Common stock issued to employees	—	—	2,113,101	2,113	430,502	—	—	—	—	—	432,615

Common stock issued for exercise of options	—	—	6,791,361	6,791	1,268,310	—	—	—	—	—	1,275,101

Cancellation of shares			(475,000)	(475)	475						—

Other Comprehensive income	—	—	—	—	—	—	(409,600)	—	—	—	(409,600)

Net loss for the year	—	—	—	—	—	(4,705,291)	—	—	—	—	(4,705,291)

Net Comprehensive loss	—	—	—	—	—	(4,705,291)	(409,600)	—	—	—	(5,114,891)

Balance at September 30, 2011	626,667	$626	157,959,066	$157,960	$32,866,315	$(34,328,080)	$67,200	$(83,000)	(162,500)	$(13,000)	$(1,331,978)

See accompanying notes to consolidated financial statements

IceWEB, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	For the Year Ended September 30,
	2011		2010

Net loss		$(4,705,291)		$(6,964,233)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization		545,890		662,003
Loss on impairment of intangible assets		303,859		—
Share-based compensation		369,385		867,365
Amortization of deferred compensation		131,680		1,627,919
Gain on sale of discontinued operations		—		—
Common stock issued for services rendered		293,199		509,484
Common stock issued for settlement		—		401,783
Amortization of deferred finance costs		27,500		27,015
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable		284,423		(1,104,934)
Prepaid expense		982		(33,545)
Other		(27,499)
Inventory		6,216		89,164
Deposits		—		—
Increase (decrease) in:
Accounts payable and accrued liabilities		538,441		(259,757)
Deferred revenue		(54,678)		49,321

NET CASH USED IN OPERATING ACTIVITIES		(2,285,893)		(4,128,415)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment		(136,759)		(85,624)
Investment in marketable securities		—		(48,000)

NET CASH USED IN INVESTING ACTIVITIES		(136,759)		(133,624)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable		836,024		1,602,024
Payments on notes payable		(512,621)		(1,835,395)
Proceeds from sale of common stock		288,111		2,380,630
Proceeds from exercise of common stock options		1,275,102		2,591,626

NET CASH PROVIDED BY FINANCING ACTIVITIES		1,886,616		4,738,885

NET INCREASE (DECREASE) IN CASH		(536,036)		476,846

CASH - beginning of period		540,156		63,310

CASH - end of period		$4,120		$540,156

Supplemental disclosure of cash flow information:
Cash paid for:
Interest		$383,419		$526,232
Income taxes		$—		$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for debt and interest		$—		$—
Common stock issued in connection with convertible debenture		$—		$1,090,136
Common stock issued in connection with acquisition/disposition	$		$

See accompanying notes to consolidated financial statements

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2011 and 2010

NOTE 1 - ORGANIZATION

IceWEB, Inc. (the “Company”) began trading publicly in April 2002. Utilizing resources gained through acquisitions, we have developed two lines of business, IceWEB Storage products, and IceMAIL which is a hosted Microsoft Exchange application service. We currently have two wholly owned operating subsidiaries: IceWEB Storage Corporation (formerly known as Inline Corporation), and IceWEB Online, Inc.

BUSINESS OF ICEWEB

Since 2005, the Company has been focused on serving the commercial and federal markets with network security products and proprietary on-line software solutions. In 2008, the Company narrowed its focus and expanded its capabilities by acquiring INLINE Corporation, a data storage manufacturing company.

In March, 2009, the Company sold its wholly owned subsidiary, IceWEB Virginia, Inc. to an unrelated third party, and in the process exited its low-margin IT re-seller business products business to further focus on the higher margin data storage manufacturing business.

At the close of fiscal year 2011, the Company has three key product offerings:

•	Unified Network Storage Solutions
•	Purpose Built Network/Data Appliances
•	Cloud Computing Products/Services

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles and include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Reclassifications

Certain reclassifications have been made to previously reported amounts to conform to 2010 amounts. The reclassifications had no impact on previously reported results of operations or shareholders’ deficit.

Going Concern

Our auditors stated in their report on the consolidated financial statements of the Company for the Years ended September 30, 2011 and 2010 that we have had losses since inception that raise doubt about our ability to continue as a going concern. In addition and as discussed further in Note 6, we are not in compliance with debt covenants under our Financing Agreements with Sand Hill Finance LLC. For the year ended September 30, 2011 we incurred a net loss of $4,705,291. The consolidated financial statements do not include any adjustments related to the recovery and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event we cannot continue in existence.

Management has established plans intended to increase the sales of our products and services. Management intends to seek new capital from new equity securities offerings to provide funds needed to increase liquidity, fund growth, and implement its business plan. However, no assurances can be given that we will be able to raise any additional funds.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2011 and 2010

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Marketable Securities

IceWEB accounts for the purchase of marketable equity securities in accordance with ASC 320, “Investment – Debt and Equity Securities” with any unrealized gains and losses included as a net amount as a separate component of stockholders’ equity. However, those securities may not have the trading volume to support the stock price if the Company were to sell all their shares in the open market at once, so the Company may have a loss on the sale of marketable securities even though they record marketable equity securities at the current market value.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets and the reported amounts of sales and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates in 2011 and 2010 include the allowance for doubtful accounts, the valuation of stock-based compensation, the allowance for inventory obsolescence and the useful life of property and equipment and intangible assets, and litigation reserves.

Cash and Cash Equivalents

We consider all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable consists of normal trade receivables. We recorded a bad debt allowance of $409,000 as of September 30, 2011. Management performs ongoing evaluations of its accounts receivable. Management believes that all remaining receivables are fully collectable. Bad debt expense amounted to $102,076 and $336,568 for the Years ended September 30, 2011 and 2010, respectively.

Inventory

Inventory is valued at the lower of cost or market, on an average cost basis.

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation. Depreciation expense is recorded by using the straight-line method over the estimated useful lives of the related assets.

Intangible Assets

Intangible assets, net consists of the cost of acquired customer relationships. We capitalize and amortize the cost of acquired intangible assets over their estimated useful lives on a straight-line basis. The Company periodically reevaluates the carrying value of its intangible assets for events or changes in circumstances that indicate that the carrying value may not be recoverable. As part of this reevaluation, the Company estimates the future cash flows expected to result from the use of the asset. If the sum of the expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized to reduce the carrying value of the intangible asset to the estimated fair value of the asset.

Long-lived Assets

In accordance with ASC Topic 360, “Property, Plant, and Equipment” (formerly SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”), we review the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2011 and 2010

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Advertising

Advertising costs are expensed as incurred and amounted to $238,482 in fiscal 2011 and $162,862 in fiscal 2010.

Revenue Recognition

We follow the guidance of Accounting Standards Codification (ASC) Topic 605, “Revenue Recognition” (formerly Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition”) for revenue recognition. In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for our various revenues streams:

Revenues from sales of products are generally recognized when products are shipped unless the Company has obligations remaining under sales or licensing agreements, in which case revenue is either deferred until all obligations are satisfied or recognized ratably over the term of the contract.

Revenue from services is recorded as it is earned. Commissions earned on third party sales are recorded in the month in which contracts are awarded. Customers are generally billed every two weeks based on the units of production for the project. Each project has an estimated total which is based on the estimated units of production and agreed upon billing rates. Amounts billed in advance of services being provided are recorded as deferred revenues and recognized in the consolidated statement of operations as services are provided.

Earnings per Share

We compute earnings per share in accordance with ASC Topic 260, “Earnings Per Share” (formerly SFAS No. 128, “Earnings per Share”) Under the provisions of ASC Topic 260, basic earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares consist of the common shares issuable upon the exercise of stock options and warrants (using the treasury stock method) and upon the conversion of convertible preferred stock (using the if-converted method). Potentially dilutive common shares are excluded from the calculation if their effect is antidilutive. At September 30, 2011, there were options and warrants to purchase 15,633,425 shares of common stock, 626,667 shares issuable upon conversion of Series B preferred stock, and no shares of Series C preferred stock outstanding which could potentially dilute future earnings per share.

Stock-Based Compensation

As more fully described in Note 12, we have a stock option plan that provides for non-qualified and incentive stock options to be issued to directors, officers, employees and consultants (the 2000 Management and Director Equity Incentive and Compensation Plan (the “Plan”).

Prior to October 1, 2005, we accounted for stock options issued under the Plan under the recognition and measurement provisions of APB Opinion No. 25,Accounting for Stock Issued to Employees, and related interpretations, as permitted by ASC Topic 718, “Compensation – Stock Compensation (Formerly SFAS No. 123 (R), “Share-Based Payments. No stock-based compensation cost related to employee stock options was recognized in the Consolidated Statement of Operations for the year ended September 30, 2005 as all options granted under the Plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

Effective October 1, 2005, we adopted the fair value recognition provisions of ASC Topic 718, “Compensation – Stock Compensation (Formerly SFAS No. 123 (R), “Share-Based Payments using the modified-prospective-transition method. Under that transition method, compensation cost recognized in the year ended September 30, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of September 30, 2005, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to October 1, 2005, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). Financial results for the year ended September 30, 2005 have not been restated.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2011 and 2010

NOTE 3 - PROPERTY AND EQUIPMENT

At September 30, property and equipment consisted of the following:

	Estimated Life	2011	2010
Office equipment	5 years	$836,041	$699,282
Computer software	3 years	612,379	612,379
Furniture and fixtures	5 years	261,385	261,385
Leasehold improvements	5 years	1,026,470	1,026,470
		2,736,275	2,599,516

Less: accumulated depreciation		(2,483,440)	(2,180,643)

		$252,835	$418,873

Depreciation expense for the years ended September 30, 2011 and 2010 was $302,797 and $418,913 respectively.

NOTE 4 - INTANGIBLE ASSETS

At September 30, intangible assets consist of the following:

	2011	2010
Manufacturing GSA Schedule	$-	$750,000
Customer relationships intangible	-	465,452
	-	1,215,452
Less: accumulated amortization	-	(668,500)

	$-	$546,952

Amortization expense amounted to $243,093 for the year ended September 30, 2011, and $243,090 for the year ended September 30, 2010.

Amortization expense subsequent to the year ended September 30, 2011 is $0.

The Company periodically reevaluates the carrying value of its intangible assets for events or changes in circumstances that indicate that the carrying value may not be recoverable. As part of this reevaluation, the Company estimates the future cash flows expected to result from the use of the asset. If the sum of the expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized to reduce the carrying value of the intangible asset to the estimated fair value of the asset.

At September 30, 2011, the Company determined that its sales model in future periods would not substantially benefit from the customer relations or manufacturing GSA schedules that we own.  Accordingly, management deemed these intangible assets to be fully impaired at September 30, 2011 and reduced their carrying values to zero.  A loss on impairment of $303,859 has been included in operating expenses.

NOTE 5 - RELATED PARTY TRANSACTIONS

During October, 2009, we sold 2,000,000 shares of common stock at a per share price of $0.042, valued at $83,000 to Florence Signorello, an accredited investor who is the mother of John Signorello, our chief executive officer. The fair market value of our common stock on the date of the transaction was $0.145 per share. As of September 30, 2011 we had not received the proceeds from the investor and as a result we recorded the subscription receivable as a contra equity account on our balance sheet.

We and certain of our affiliates have entered into a series of transactions involving VOIS Inc. (OTCBB: VOIS), a public company which had developed and launched a social commerce website.  On November 3, 2009 we purchased 800,000 shares of the common stock of VOIS Inc., which represented approximately 16% of that company, for $48,000 in a private transaction exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act resulting in gross proceeds to us of $48,000. At the time of our investment, Mr. Mark Lucky, our Chief Financial Officer, was a member of VOIS’ board of directors, having been elected in October 2009.  Mr. Lucky resigned his positions with VOIS in September 2010.
Prior to our investment in VOIS, both Mr. John R. Signorello had a personal relationship with the founders of VOIS.  In an unrelated transaction in November 2009 Mr. Signorello, a member of our board of directors and our CEO, purchased 1,125,000 shares of VOIS’ common stock from a former officer and director of VOIS for nominal consideration in a private transaction.  The shares of common stock purchased by Mr. Signorello represented approximately 27% of VOIS’ outstanding common stock at the time of the purchase of the shares by us.

While five out of the 6 board members qualify as unrelated and independent, as they are independent from management and free from any interest, function, business or other relationship that could, or could reasonably be perceived to, materially interfere with the Director’s ability to act in the our best interest, we do not have any policies or procedures for the review, approval or ratification of any related party transactions and no review or ratification of any of the foregoing related party truncations by our board has occurred.

NOTE 6 - NOTES PAYABLE

Sand Hill Finance, LLC

On December 19, 2005, we entered into a Financing Agreement with Sand Hill Finance, LLC pursuant to which, together with related amendments, we may borrow up to 80% on our accounts receivable balances up to a maximum of $1,800,000. In conjunction with the acquisition of Inline Corporation in December, 2007, the lending limit on the credit facility was increased to $2,750,000.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2011 and 2010

NOTE 6 - NOTES PAYABLE (continued)

In addition, in November, 2008 we and Sand Hill Finance, LLC entered into a 36 month term convertible debenture agreement in the amount of $1,000,000. On September 7, 2010, Sand Hill Finance, LLC converted the remaining balance of $1,090,136 of this convertible debenture in exchange for three million shares of our common stock.  The debenture was converted at a price of $0.36338 per share.  The conversion price was subject to a floor of $0.30 per share resulting in a gain on conversion of $190,136.

Amounts borrowed under the Financing Agreement are secured by a first security interest in substantially all of our assets. At September 30, 2011, the principal amount due under the Financing Agreement amounted to $1,972,544. This amount is included in the note payable balance of $1,972,544 on the balance sheet at September 30, 2011.

Interest is payable under the Financing Agreement at a rate of 1.75% per month on the average loan balance outstanding during the year, equal to an annual interest of approximately 21% per year. We also agreed to pay an upfront commitment fee of 1% of the credit line upon signing the Financing Agreement, half of which was due and paid upon signing (amounting to $9,000) and half of which is due on the first anniversary of the Financing Agreement. In addition, we are obligated to pay a commitment fee of 1% of the credit limit annually, such amounts are payable on the anniversary of the agreement.

In connection with the Financing Agreement, we issued Sand Hill Finance, LLC, a seven-year common stock purchase warrant to purchase 25,000 shares of our common stock at an exercise price of $0.50 per share. The warrant contains a cashless exercise provision which means that at the option of the holder, the warrant is convertible into a number of shares of our common stock as determined by dividing the aggregate fair market value of our common stock minus the aggregate exercise price of the warrant by the fair market value of one share of common stock. The number of shares issuable upon the exercise of the warrant and the exercise price are subject to adjustment in the event of stock dividends, stock splits and reclassifications. The fair value of the warrant of $16,250 has been recorded as an addition to paid-in capital and interest expense during the year ended September 30, 2007.

In connection with the term loan, we issued Sand Hill Finance, LLC a seven-year common stock purchase warrant to purchase 120,000 shares of our common stock at an exercise prices $0.50 per share. The warrant contains a cashless exercise provision which means that at the option of the holder, the warrant is convertible into a number of shares of our common stock as determined by dividing the aggregate fair market value of our common stock minus the aggregate exercise price of the warrant by the fair market value of one share of common stock. The number of shares issuable upon the exercise of the warrant and the exercise price are subject to adjustment in the event of stock dividends, stock splits and reclassifications. The fair value of the warrant of $13,587 has been recorded as an addition to paid-in capital and deferred finance costs during the year ended September 30, 2010.

The Financing Agreement has a term of one year, subject to mutual extension by both parties. As a result, the balance due to Sand Hill Finance, LLC is classified as a current liability on the accompanying consolidated balance sheet.

The terms of the Financing Agreement also restricts us from undertaking certain transactions without the written consent of the creditor including (i) permit or suffer a change in control involving 20% of its securities, (ii) acquire assets, except in the ordinary course of business, involving payment of $100,000 or more, (iii) sell, lease, or transfer any of its property except for sales of inventory and equipment in the ordinary course of business, (iv) transfer, sell or license any intellectual property, (v) declare or pay a dividend on stock, except payable in the form of stock dividends (vi) incur any indebtedness other than trade credit in the ordinary course of business and (vii) permit any lien or security interest to attach to any collateral. Sand Hill Finance provided a waiver with respect to our disposition of IceWEB, Virginia, Inc. in March, 2010, as discussed herein. In addition, we have been in default under the terms of the Financing Agreement, however Sand Hill Finance has provided a waiver and forbearance agreement that provides that no obligations under the financing agreement shall become due and payable until the 91st day after the obligations under the convertible notes (as discussed in Note 17 - Subsequent Events) have been satisfied. Sand Hill Finance agreed that no remedies available to them under the Financing Agreement (including foreclosure) will be pursued until after such date.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2011 and 2010

NOTE 7 - INVENTORY

Inventory consisted of the following:

	September 30, 2011	September 30, 2010
Raw materials	$44,785	$49,757
Work in progress	8,397	9,330
Finished goods	2,799	3,110
	55,981	62,197

Less: reserve for obsolescence	—	—

	$55,981	$62,197

NOTE 8 - COMMITMENTS

We lease office space in Sterling, Virginia under a two-year operating lease that expired on March 31, 2011. We are currently leasing our space on a month-to-month basis but plan to renew the lease for another year.  The office lease agreement has certain escalation clauses and renewal options. Additionally, we have lease agreements for computer equipment and an office copier/fax machine. We have no future minimum rental payments required.

Rent expense was $76,397 and $78,076 for the years ended September 30, 2011 and 2010.

NOTE 9 - INCOME TAXES

We account for income taxes under the provisions of ASC 740-10-25. ASC 740-10-25 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all the relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. ASC 740-10-25 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest, and penalties. ASC 740-10-25 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards. ASC 740-10-25 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.  At September 30, 2011 and 2009 the Company has no unrecognized tax benefits, interest, or penalties.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2011 and 2010

NOTE 9 - INCOME TAXES (continued)

A summary of our deferred tax is as follows:

	2011	2010
Deferred Tax Assets:
Tax benefit of net operating loss carry forward	$4,324,000	$5,360,000
Unpaid accrued salaries	24,000	17,000
Allowance for doubtful accounts	113,000	113,000
Reserve for legal settlement	-	353,000
Amortization of leasehold improvements	271,000	182,000
Amortization of intangibles	-	302,000
	4,732,000	6,327,000

Less: valuation allowance	(4,732,000)	(6,327,000)

Net deferred tax assets	$—	$—

As of September 30, 2011 we had unused net operating loss carry forwards of approximately $11,500,000 available to reduce our future federal taxable income. Net operating loss carryforwards expire through fiscal years ending 2031. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carryforwards after a change in control (generally a greater than 50% change in ownership).

The valuation allowance at September 30, 2011 was $4,732,000. The decrease during fiscal 2011 was approximately $1,595,000.

Net operating loss carryforwards and the associated deferred tax asset were reduced during fiscal September 30, 2011 to reflect reversals of certain temporary differences and management’s re-assessment of its net operating loss carryforwards for tax purposes.

The table below summarizes the differences between our effective tax rate and the statutory federal rate as follows for fiscal 2011 and 2010. The effective tax rate is 34% Federal and 3.6% State after Federal tax benefit:

	2011	2010
Computed “expected” tax benefit	(34.0)%	(34.0)%
State income taxes	(3.6)%	(3.6)%
Other permanent differences	10.8%	1.0%
Change in valuation allowance	26.8%	36.6%

Effective tax rate	0.0%	0.0%

NOTE 10 - CONCENTRATION OF CREDIT RISK

Bank Balances

The Company is subject to concentrations of credit risk primarily from cash.  At September 30, 2011, the FDIC insured deposits up to $250,000.  At September 30, 2011, the Company’s bank balances did not exceed the FDIC insurance limit. While the Company periodically evaluates the credit quality of the financial institutions in which it holds deposits, it cannot reasonably alleviate the risk associated with the sudden possible failure of such financial institutions.

Major Customers

Sales to 5 customers represented approximately 90% of total sales for the year ended September 30, 2011. As of September 30, 2011 approximately 84% of our accounts receivable was due from one customer. Sales to eight customers represented approximately 89% in 2010.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2011 and 2010

NOTE 11 - STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

Our authorized capital includes 10,000,000 shares of blank check preferred stock, par value $0.001 per share, of which 1,666,667 shares have previously been designated as Series A Convertible Preferred Stock. Our Board of Directors, without further stockholder approval, may issue our preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. In September 2005, Our Board of Directors authorized a series of 833,334 shares of blank check preferred stock be designated as Series B Convertible Preferred Stock and on September 28, 2005, we filed a Certificate of Designations of Preferences, Rights and Limitations of Series B Preferred with the Secretary of State of Delaware. On December 29, 2005, we filed an Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series B Convertible Preferred Stock increasing the number of shares authorized under this series to 1,833,334 shares.

A) Series A Convertible Preferred Stock

All shares of Series A Convertible Preferred Stock were converted into shares of our common stock in fiscal 2008. As of September 30, 2011 there are no Series A Convertible Preferred shares outstanding. The warrants issued in conjunction with the Series A Convertible Preferred Stock transaction were fully converted into shares of our common stock in fiscal 2008. There are no outstanding warrants related to the Series A Convertible Preferred Stock transaction at September 30, 2011.

On March 30, 2005, we entered into a Preferred Stock Purchase Agreement and related agreements with Barron Partners LP. Under the terms of this agreement, we sold Barron Partners LP, an accredited investor, 1,666,667 shares of our Series A Convertible Preferred Stock and issued the purchaser the Common Stock Purchase Warrants “A”, “B” and “C” to purchase an aggregate of 4,500,000 shares of our common stock at exercise prices ranging from $2.00 to $9.60 per share for an aggregate purchase price of $1,000,000. We received net proceeds of $900,000 after payment of expenses of $35,000 and a finder’s fee to Liberty Company LLC of $65,000. We also issued Liberty Company LLC, a broker-dealer, a Common Stock Purchase Warrant “A” exercisable into 175,000 shares of our common stock with an exercise price of $0.70 per share as additional compensation for its services. We used these proceeds for general working capital and acquisitions. The transaction was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

B) Series B Convertible Preferred Stock

The designations, rights and preferences of the Series B Convertible Preferred Stock provide:

•
no dividends are payable on the Series B Convertible Preferred Stock. So long as these shares are outstanding, we cannot pay dividends on our common stock nor can it redeem any shares of its common stock, the shares of Series B Convertible Preferred Stock do not have any voting rights, except as may be provided under Delaware law,

•
so long as the shares are outstanding, we cannot change the designations of the Series B Convertible Preferred Stock, create a class of securities that in the instance of payment of dividends or distribution of assets upon our liquidation ranks senior to or pari passu with the Series B Convertible Preferred Stock or increase the number of authorized shares of Series B Convertible Preferred Stock, the shares carry a liquidation preference of $0.2727 per share,

•
each share of Series B Convertible Preferred Stock is convertible at the option of the holder into one share of our common stock based upon an initial conversion value of $0.2727 per share. The conversation ratio is subject to adjustment in the event of stock dividends, stock splits or reclassification of our common stock. The conversion ratio is also subject to adjustment in the event we should sell any shares of its common stock or securities convertible into common stock at an effective price less than the conversion ratio then in effect, in which case the conversion ratio would be reduced to the lesser price. No conversion of the Series B Convertible Preferred Stock may occur if a conversion would result in the holder, and any of its affiliates beneficially owning more than 4.9% of our outstanding common shares following such conversion. This provision may be waived or amended only with the consent of the holders of all of the Series B Convertible Preferred Stock and the consent of the holders of a majority of our outstanding shares of common stock who are not affiliates,

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2011 and 2010

NOTE 11 - STOCKHOLDERS’ EQUITY (DEFICIT) (continued)

•
so long as the Series B Convertible Preferred Stock is outstanding, we have agreed not to issue any rights, options or warrants to holders of its common stock entitling the holders to purchase shares of its common stock at less than the conversion ratio without the consent of the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock. If we should elect to undertake such an issuance and the Series B holders consent, the conversion ratio would be reduced. Further, if we should make a distribution of any evidence of indebtedness or assets or rights or warrants to subscribe for any security to our common stockholders, the conversion value would be readjusted,

•	the shares of Series B Convertible Preferred Stock automatically convert into shares of our common stock in the event of change of control of the Company, and

•
so long as the shares of Series B Convertible Preferred Stock are outstanding, we cannot sell or issue any common stock, rights to subscribe for shares of common stock or securities which are convertible or exercisable into shares of common stock at an effective purchase price of less than the then conversion value of the Series B Convertible Preferred Stock.

Common Stock

Fiscal 2011 Transactions

On September 30, 2011 we sold approximately 9,762,671 restricted stock units at $0.12/unit.  Each unit consists of one share of common stock and a warrant exercisable for one share of common stock.  The warrants have a five year life, an exercise price of $0.15/share, and are callable if the Company’s common stock trades over $0.25/share for ten consecutive trading days.

Anderson and Strudwick, Inc. acted as the placement agent in connection with the sale of the securities and as compensation received a cash fee of approximately $114,127, and warrants to purchase approximately 976,267 shares of the Company’s common stock at a price per share of $0.15.

The sale of the Shares and the Warrants was made pursuant to Section 4(2) of the Securities Act for transactions not involving a public offering and/or Regulation D, as promulgated by the SEC under the Securities Act of 1933, and in reliance upon exemptions from registration under applicable state securities laws.

During February, 2011 we sold 2,000,000 shares of common stock, valued at $200,000 to an accredited investor, and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During March, 2011 we sold 250,000 shares of common stock, valued at $25,000 to an accredited investor, and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During May, 2011 we sold 1,609,600 shares of common stock, valued at $184,464 to two accredited investors, and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During July, 2011 we sold 416,667 shares of common stock, valued at $91,541 to an accredited investor, and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

Fiscal 2010 Transactions

During fiscal 2010, we issued 18,715,000 of our common stock in connection with the exercise of options under our stock option plan.

During November, 2009, we sold 1,000,000 shares of common stock, valued at $130,000 to a Director for $40,000, and recognized stock based compensation expense of $90,000. The purchaser was an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During November, 2009, we sold 1,500,000 shares of common stock at a per share price of $0.10, valued at $150,000 to an accredited investor, and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During March, 2010, we sold 3,000,000 shares of common stock at a per share price of $0.10, valued at $300,000 to four accredited investors. The issuances were exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that act.

During March, 2010, we issued 1,000,000 shares of common stock at a per share price of $0.17, valued at $170,000 to an accredited investor for services rendered. The issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During February, 2010 we issued 8,800,000 shares of restricted common stock at a per share price of $0.086, valued at $756,800, in lieu of pay to five of our employees, including two executive officers. The recipients were accredited investors and the issuances were exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that act.

During April and May, 2010 we sold 10,080,000 units of our securities to 35 accredited investors in a private placement exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act and Regulation D, with each unit consisting of one share of our common stock and one 12 month common stock purchase warrants. We received gross proceeds of $2,316,000 in this offering. Jesup & Lamont Securities Incorporated, a broker-dealer and member of FINRA, acted as finder for us in the offering and we paid Jesup & Lamont Securities Incorporated a fee of $162,120 and issued them one-year common stock purchase warrants to purchase an aggregate of 877,100 shares of our common stock at an exercise price of $0.40 per share. In addition, we paid Jesup & Lamont  Securities Incorporated legal expenses totaling $25,000 incurred in the preparation of the various transactional documents. We are using the net proceeds of this offering for general working capital.

In July 2010, we issued 2,678,571 shares of common stock valued at $401,786 to Optimus Capital Partners, LLC as consideration in the settlement of certain litigation. The recipient was an accredited investor and the issuance was exempt from registration under the Section Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

In September 2010, we issued 3,000,000 shares of our common stock in full satisfaction of $1,090,136 of principal and interest due under a convertible debenture. The recipient was an accredited investor and the issuance was exempt from registration under the Section Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During fiscal 2010, in conjunction with certain employment agreements, we issued 494,937 shares of restricted common stock valued at $97,065, in lieu of pay to non-executive employees. The recipients were accredited investors and the issuances were exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that act.

During May, 2010, we issued 200,000 shares of common stock at a per share price of $0.30, valued at $60,000 to an accredited investor for services rendered. The issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During fiscal 2010, in conjunction with a consulting agreement, we issued 250,000 shares of restricted common stock valued at $56,234, in lieu of pay to non-executive employees. The recipients were accredited investors and the issuances were exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that act.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2011 and 2010

NOTE 11 - STOCKHOLDERS’ EQUITY (DEFICIT) (continued)

In June 2010, we issued 1,300,000 shares of common stock valued at $210,000 as partial consideration in the settlement of certain litigation. The recipients were an accredited investor and the issuance was exempt from registration under the Section Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

Common Stock Warrants

A summary of the status of our outstanding common stock warrants as of September 30, 2011 and 2010 and changes during the period ending on that date is as follows:

	Year Ended September 30, 2011		Year Ended September 30, 2010
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Common Stock Warrants
Balance at beginning of year	8,287,100	$0.40	225,000	$1.78
Granted	11,238,938	0.16	8,137,100	0.40
Exercised	—	—	—	—
Forfeited	(7,997,100)	0.40	(75,000)	6.00
Balance at end of year	11,528,938	$0.17	8,287,100	$0.40

Warrants exercisable at end of year	11,528,938	$0.17	8,287,100
Weighted average fair value of warrants granted or re-priced during the year		$—

The following table summarizes information about common stock warrants outstanding at September 30, 2011:

	Warrants Outstanding			Warrants Exercisable
		Weighted
	Number	Average	Weighted	Number	Weighted
Range of	Outstanding at	Remaining	Average	Exercisable at	Average
Exercise	September 30,	Contractual	Exercise	September 30,	Exercise
Price	2011	Life	Price	2011	Price
$0.15	10,738,938	5.00 Years	$0.15	10,738,938	$0.15
$0.40	500,000	0.53 Years	$0.40	500,000	$0.40
$0.50	290,000	2.03 Years	$0.50	290,000	$0.50
	11,528,938		$0.17	11,528,938	$0.17

NOTE 12 - STOCK OPTION PLAN

In August 2000, the Board of Directors adopted the 2000 Management and Director Equity Incentive and Compensation Plan (the “Plan”) for directors, officers and employees that provides for non-qualified and incentive stock options to be issued enabling holders thereof to purchase common shares of our stock at exercise prices determined by our Board of Directors. The Plan was approved by our stockholders in August 2001.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2011 and 2010

NOTE 12 - STOCK OPTION PLAN (continued)

The purpose of the Plan is to advance our interests and those of its stockholders by providing a means of attracting and retaining key employees, directors and consultants. In order to serve this purpose, we believe the Plan encourages and enables key employees, directors and consultants to participate in its future prosperity and growth by providing them with incentives and compensation based on its performance, development and financial success. Participants in the Plan may include our officers, directors, other key employees and consultants who have responsibilities affecting our management, development or financial success.

Awards may be made under the Plan in the form of Plan options, shares of our common stock subject to a vesting schedule based upon certain performance objectives (“Performance Shares”) and shares subject to a vesting schedule based on the recipient’s continued employment (“restricted shares”). Plan options may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended or options that do not so qualify. Any incentive stock option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant. Only persons who are officers or other key employees are eligible to receive incentive stock options and performance share grants. Any non-qualified stock option granted under the Plan must provide for an exercise price of not less than 50% of the fair market value of the underlying shares on the date of such grant.

As amended in fiscal 2011, the Plan permits the grant of options and shares for up to 60,000,000 shares of our common stock. The Plan terminates 10 years from the date of the Plan’s adoption by our stockholders.

The term of each Plan option and the manner in which it may be exercised is determined by the Board of Directors, provided that no Plan option may be exercisable more than three years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant. The exercise price of the stock options may be paid in either cash, or delivery of unrestricted shares of common stock having a fair market value on the date of delivery equal to the exercise price, or surrender of shares of common stock subject to the stock option which has a fair market value equal to the total exercise price at the time of exercise, or a combination of the foregoing methods.

The fair value of stock options granted was estimated at the date of grant using the Black-Scholes options pricing model. We used the following assumptions for determining the fair value of options granted under the Black-Scholes option pricing model:

	Year Ended September 30,
	2011	2010
Expected volatility	129% - 325%	129% - 325%
Expected term	1 - 5 Years	1 - 5 Years
Risk-free interest rate	0.03% - 0.48%	0.03% - 0.48%
Forfeiture Rate	0% - 45%	0% - 45%
Expected dividend yield	0%	0%

The expected volatility was determined with reference to the historical volatility of our stock. We use historical data to estimate option exercise, employee termination, and forfeiture rate within the valuation model. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury rate in effect at the time of grant.

For the year ended September 30, 2011, total stock-based compensation charged to operations for option-based arrangements amounted to $131,680. At September 30, 2011, there was approximately $42,608 of total unrecognized compensation expense related to non-vested option-based compensation arrangements under the Plan.

 A summary of the status of our outstanding stock options as of September 30, 2011 and changes during the period ending on that date is as follows:

	Year Ended September 30,			Year Ended September 30,
	2011			2010
		Weighted			Weighted
		Average	Aggregate		Average	Aggregate
		Exercise	Intrinsic		Exercise	Intrinsic
		Price	Value		Price	Value
Stock options
Balance at beginning of year	11,604,404	$0.27		10,944,483	$0.27	$
Granted	-	-		32,410,000	$0.09	-
Exercised	(6,791,361)	$0.19		(30,570,600)	$0.09	-
Forfeited	(708,556)	$0.50		(1,179,479)	$0.16
Balance at end of year	4,104,487	$0.37	$184,493	11,604,404	$0.27	$1,351,502

Options exercisable at end of year	3,647,720	$0.40	$155,252	9,691,237	$0.30	$1,037,335

Weighted average fair value of options granted during the year		$-			$0.078

The following table summarizes information about employee stock options outstanding at September 30, 2011:

	Options Outstanding			Options Exercisable
		Weighted
	Number	Average	Weighted	Number	Weighted
Range of	Outstanding at	Remaining	Average	Exercisable at	Average
Exercise	September 30,	Contractual	Exercise	September 30,	Exercise
Price	2011	Life	Price	2011	Price
$0.001-0.25	1,739,367	2.59 Years	$0.06	1,358,000	$0.06
0.30-0.48	100,400	4.83 Years	0.28	25,000	0.37
0.54-0.60	1,764,720	1.1 Years	0.59	1,764,720	0.59
0.61-0.80	500,000	0.65 Years	0.70	500,000	0.70
	4,104,487		$0.37	3,647,720	$0.40

NOTE 13 - INVESTMENTS
(a) Summary of Investments

Marketable Equity Securities:

In November, 2009 we acquired 800,000 shares of VOIS Inc. common stock for $48,000. The Company was able to negotiate a purchase price less than the then trading price of VOIS’ common stock based upon the illiquid nature of the investment and the lack of any other willing purchasers for VOIS securities. Due to the illiquid nature of the VOIS Inc. common stock we applied a discount factor of 20% to the fair value of the marketable security.

As of September 30, 2011,  the Company’s investments in marketable equity securities are based on the September 30, 2011  stock price as reflected on the OTCBB stock exchange , reduced by a discount factor if those shares have selling restrictions. These marketable equity securities are summarized as follows:

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2011 and 2010

NOTE 13 - INVESTMENTS (continued)

SEPTEMBER 30, 2011	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Publicly traded equity securities	$48,000	$67,200	$—	$115,200

Total	$48,000	$67,200	$—	$115,200

The unrealized gains are presented in comprehensive income  in the consolidated statement of operations and comprehensive income.

(b) Gains and Losses on Investments

The following table summarizes the realized net gains (losses) associated with the Company’s investments:

	Fiscal Year Ended
	September30
	2011	2010

Net gains/(loss) on investments in publicly traded equity securities	$67,200	$476,800

Net gains on investments	$67,200	$476,800

On January 1, 2008, the Company adopted ASC 820, which, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. The Company did not adopt the ASC 820 fair value framework for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements at least annually. ASC 820 clarifies that fair value is an exit price, representing the amount that would either be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1.Observable inputs such as quoted prices in active markets for identical assets or liabilities;

Level 2.Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3.Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Investment Measured at Fair Value on a Recurring Basis:

	Fair Value Measurements Using:
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Marketable Equity Securities, net of discount for effect of restriction	$—	$—	$115,200

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2011 and 2010

NOTE 13 - INVESTMENTS (continued)

We categorize the securities as investments in marketable securities available for sale. These securities are quoted either on an exchange or inter-dealer quotation (pink sheet) system. The securities are restricted and cannot be readily resold by us absent a registration of those securities under the Securities Act of 1933 (the “Securities Act”) or the availabilities of an exemption from the registration requirements under the Securities Act. As these securities are often restricted, we are unable to liquidate them until the restriction is removed. Unrealized gains or losses on marketable securities available for sale are recognized as an element of comprehensive income based on changes in the fair value of the security. Once liquidated, realized gains or losses on the sale of marketable securities available for sale are reflected in our net income for the period in which the security was liquidated.

Under the guidance of ASC 320, “Investments”, we periodically evaluate other-than-temporary impairment (OTTI) of securities to determine whether a decline in their value is other than temporary. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term “other-than-temporary” is not intended to indicate that the decline is permanent. It indicates that the prospects for a near term recovery of value are not necessarily favorable, or that there is a lack of evidence to support fair values equal to, or greater than, the carrying value of the investment. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding impairment charge to earnings is recognized. In the assessment of OTTI for various securities at September 30, 2011 the guidance in ASC 320, “the Investment-Debt and Equity Securities,” is carefully followed.

There were no impairment charges on investments in publicly traded equity securities for the year ended September 30, 2011 or for the year ended September 30, 2010.

The Company has evaluated its publicly traded equity securities as of September 30, 2011, and has determined that there were no unrealized losses that indicate an other-than-temporary impairment. This determination was based on several factors, which include the length of time and extent to which fair value has been less than the cost basis and the financial condition and near-term prospects of the issuer, and the Company’s intent and ability to hold the publicly traded equity securities for a period of time sufficient to allow for any anticipated recovery in market value.

NOTE 14 - COMPREHENSIVE INCOME (LOSS)

Comprehensive income is comprised of net income and other comprehensive income or loss. Other comprehensive income or loss refers to revenue, expenses, gains and losses that under accounting principles generally accepted in the United States are included in comprehensive income but excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity.

Our other comprehensive income consists of unrealized gains on marketable securities available for sale of $67,200.

NOTE 15 - SEGMENT REPORTING

Although the Company has a number of operating divisions, separate segment data has not been presented as they meet the criteria for aggregation as permitted by ASC Topic 280, “Segment Reporting” (formerly Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosures About Segments of an Enterprise and Related Information”).

Our chief operating decision-maker is considered to be our Chief Executive Officer (CEO). The CEO reviews financial information presented on a consolidated basis for purposes of making operating decisions and assessing financial performance. The financial information reviewed by the CEO is identical to the information presented in the accompanying consolidated statements of operations. Therefore, the Company has determined that it operates in a single operating segment, specifically, web communications services. For the periods ended September 30, 2011 and 2010 all material assets and revenues of the Company were in the United States.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2011 and 2010

NOTE 16 - COMMITMENTS AND CONTINGENCIES

We are a party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material adverse effect on our financial position or results of operations.

NOTE 17 - SUBSEQUENT EVENTS

On November 23, 2011, IceWEB, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with three accredited investors pursuant to which the Company sold $2,012,500 in principal amount of Senior Convertible Notes (the “Notes”) and issued the investors Series O, Series P and Series Q Warrants (collectively, the “Warrants”) to purchase up to an aggregate of 35,514,708 shares of the Company’s common stock for an aggregate purchase price of $1,750,000 in a private transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on an exemption from registration pursuant to Section 4(2) and Regulation D of the Securities Act.     The Company issued the Notes at an original issue discount of 13%.  We also entered into a Registration Rights Agreement with investors in which we agreed to register the shares underlying the Notes and the Warrants.

We paid Rodman & Renshaw, LLC, a broker-dealer and member of FINRA who acted as the exclusive placement agent for us in the offering, a cash commission of $155,000, issued it warrants to purchase an aggregate of 911,765 shares of our common stock with an exercise price of $0.17 per share which are identical to the Series O Warrants, and reimbursed it for legal expenses of $20,000. We reimbursed Iroquois Master Fund Ltd., an investor in the offering, $60,000 for its non-accountable expenses related to the investment.  We are using the net proceeds from this offering for general working capital.

           The Purchase Agreement contains customary covenants on our part that are typical for transactions of this type, as well as the following additional covenants:


we agreed not to file any registration statement, other than the registration statement we are required to file under the Registration Rights Agreement described below or a registration statement on Form S-4 or S-8, until the first date on which the resale by the investors of all shares of common stock underlying the securities sold in the offering is either covered by one or more effective registration statements or may be resold pursuant to Rule 144 under the Securities Act without the need for current public information required by Rule 144 (the “Applicable Date”);


we agreed not conduct any other securities offerings until 30th trading day after the Applicable Date, except for certain excluded securities, and while the Notes and Warrants are outstanding, we agreed not to enter into any variable rate transactions;

	we agreed to offer to the investors, until the first anniversary of the closing date, the opportunity to participate in any subsequent securities offerings by our company;

so long as the Notes or Warrants are outstanding, we agreed not to issue any securities other than for cash or in connection with options which may be granted to our officers, directors and employees; and


we are required to enter into an amendment with Sand Hill Finance, LLC for our factoring agreement to extend the maturity date of the agreement to at least 91 days after all obligations under the Notes have been satisfied, among other modifications.

The Company has evaluated subsequent events through the filing date of this Form 10-K, and determined that no subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes thereto other than as discussed in the accompanying notes.

IceWEB, Inc.

PROSPECTUS

63,891,287 Shares of Common Stock

February 8, 2012